As filed with the Securities and Exchange Commission on March 23,2000
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CBCT BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Maryland                            6035                   Applied For
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                  312 Main Street, Smithville, Texas 78957-2035
                                 (512) 237-2482
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Brad M. Hurta, President
                              CBCT Bancshares, Inc.
                                 312 Main Street
                          Smithville, Texas 78957-2035
                                 (512) 237-2482
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

                            Martin L. Meyrowitz, P.C.
                             Beth A. Freedman, Esq.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Seventh Floor, East Tower
                            Washington, DC 20005-3934
                                 (202) 414-6100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
                                            Proposed Maximum  Proposed Maximum
   Title of Each Class of    Amount to be    Offering Price      Aggregate         Amount of
Securities to be Registered  Registered(1)   Per Share (1)   Offering Price(1) Registration Fee

Common Stock, par value
 $.01 per share             304,175  shares    $10.00            $3,041,750       $803.00 (1)

(1)      Estimated solely for the purpose of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 304,175 Shares of Common Stock

                                                           CBCT Bancshares, Inc.
             (Proposed Holding Company for Community Bank of Central Texas, ssb)

================================================================================
         Community Bank is converting from the mutual to the stock form of organization. As part of the conversion, Community Bank will issue all of its common stock to CBCT Bancshares, Inc. CBCT Bancshares, Inc. has been formed to be the holding company for Community Bank.
================================================================================

                              TERMS OF THE OFFERING

                                                                       Maximum,
                                                Minimum     Maximum  as adjusted

Per Share Price.............................. $    10.00  $    10.00  $    10.00
Number of Shares.............................    195,500     264,500     304,175
Underwriting Commission and Other Expenses...    380,000     380,000     380,000
Net Proceeds to CBCT Bancshares, Inc.........  1,575,000   2,265,000   2,661,750

         Please refer to "Risk Factors" beginning on page 8 of this document.

         Keefe, Bruyette & Woods, Inc. will use its best efforts to assist CBCT Bancshares, Inc. in selling at least the minimum number of shares but does not guarantee that this number will be sold.

         The offering to depositors and borrowers of Community Bank will end at 12:00 Noon, Smithville, Texas time, on[_____________], 2000. CBCT Bancshares, Inc. will hold all funds of subscribers in an interest-bearing savings account at Community Bank until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

         These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Texas Savings and Loan Department, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         For information on how to subscribe, call the Stock Information Center at (512) [___]-[____].


     -----------------------------------------------------------------------


                          KEEFE, BRUYETTE & WOODS, INC.

     -----------------------------------------------------------------------



                           [__________________], 2000

             [MAP of Registrant's market area to be produced here.]

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

The Companies:

                              CBCT Bancshares, Inc.
                                 312 Main Street
                             Smithville, Texas 78957

         CBCT Bancshares, Inc. will be the holding company for Community Bank when our conversion to stock form is complete. CBCT Bancshares, Inc. was formed in March 2000. It has not engaged in any business.

         After completing the conversion we will appear as shown below:

                               PUBLIC STOCKHOLDERS
                          -----------------------------
                                       |
                                       |
                            100% of the common stock
                          -----------------------------
                              CBCT BANCSHARES, INC.
                          -----------------------------
                                       |
                                       |
                            100% of the common stock
                          -----------------------------
                                 COMMUNITY BANK
                          -----------------------------


                      Community Bank of Central Texas, ssb
                                 312 Main Street
                             Smithville, Texas 78957

         Community Bank is a Texas chartered mutual savings bank. At December 31, 1999, we had total assets of $42.8 million, deposits of $32.4 million and total equity of $3.0 million. We are changing our structure by becoming a stock savings bank.

         We are a community-oriented savings bank serving primarily Bastrop County in Texas through its main office located in Smithville, Texas. We emphasize residential mortgage lending, primarily originating one-to four-family mortgage loans. We also originate commercial real estate loans and a wide variety of consumer loans.

The Stock Offering

         We are converting to stock form and offering common stock to the public primarily to better allow us to grow through expanded operations, as well as through increased branching and acquisitions. The stock form will also give us more flexibility to increase our capital position. See "Community Bank's Conversion - Our Reasons for the Corporate Change."

         We are offering between 195,500 and 264,500 shares of CBCT Bancshares, Inc. at $10.00 per share. Because of changes in financial market conditions before we complete the conversion, the number of shares we offer may increase to 304,175 shares with the approval of the Texas Savings and Loan Department and the Federal Deposit Insurance Corporation and without any notice to you. If so, you will not have the chance to change or cancel your stock order.

         Keefe, Bruyette & Woods, Inc. will assist us in selling the stock. For further information about Keefe, Bruyette & Woods, Inc.'s role in the offering, see "Community Bank's Conversion - Marketing Arrangements."

How We Determined the Offering Range and the $10.00 Price Per Share

         The independent appraisal by Ferguson & Company, dated as of February 29, 2000, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the conversion. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. Ferguson & Company will update the appraisal before the completion of the conversion.

Terms of the Offering

         We are offering the shares of common stock to those with subscription rights in the following order of priority:

         (1)      Depositors with us on September 30, 1998.

         (2)      The CBCT Bancshares, Inc. employee stock ownership plan.

         (3)      Depositors with us on March 31, 2000.

         (4)      Other members of Community Bank on [____________], 2000.

         (5)      Community Bank's directors, officers and employees.

         Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering and, if necessary, a public offering. See pages [___] to [___].

Termination of the Offering

         The subscription offering will end at Noon, Smithville, Texas time on [__________], 2000. If all of the shares are not subscribed for in the subscription offering and we do not get orders for the remaining shares by [____________], 2000, we will either:

         (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

         (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us. The offering must be completed or terminated by [_____________], 2001.

How We Will Use the Proceeds Raised From the Sale of Common Stock

         We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:


     $1,026,700    Retained by CBCT Bancshares, Inc. and initially placed
                     in short-term investments for general corporate purposes
        211,600    Employee stock ownership plan loan
      1,026,700    Used to buy the stock of Community Bank
     ----------
     $2,265,000    Net proceeds from stock offering
     ==========

         We intend to use the proceeds at Community Bank for future lending and investment, in addition to general corporate purposes.

We Currently Intend to Pay a Cash Dividend in the Future

         We currently plan to pay cash dividends in the future. However, the amount and timing of any dividends has not yet been determined. Based on our earnings history and the proceeds from the conversion, we believe we will have the financial ability to pay dividends, but future dividends are not guaranteed and will depend on our ability to pay them. See page [__].

Benefits to Management from the Offering

         We intend to establish the CBCT Bancshares, Inc. employee stock ownership plan which will purchase 8% of the shares sold in the conversion. A loan from CBCT Bancshares, Inc. to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. If shares are not available for purchase by the employee stock ownership plan in the subscription offering, then the plan will purchase the shares in the open market. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

         We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay.

         The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.


                                                         Percentage of
                                       Estimated         Shares Issued
                                    Value of Shares     in the Offering

Employee Stock Ownership Plan.....     $211,600               8.0%
Restricted Stock Awards...........      105,800               4.0
Stock Options.....................          ---              10.0
                                       --------              ----
     Total........................     $317,400              22.0%
                                       ========              ====

         In addition, upon completion of the conversion, we intend to enter into an employment agreement with Brad M. Hurta, president and chief executive officer of Community Bank. The employment agreement is designed to assist us in maintaining a stable and competent management team after the conversion. The employment agreement will have a term of three years and provide for an annual base salary in an amount not less than this individual's current salary. Mr. Hurta currently has a base salary of $70,000.

         For a further discussion of benefits to management, see "Management."

How to Purchase Common Stock

         Note: Once we receive your order, you cannot cancel or change it without our consent. If CBCT Bancshares, Inc. intends to sell fewer than 195,500 shares or more than 304,175 shares, all subscribers will be notified and given the opportunity to change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest.

         If you want to subscribe for shares you must complete an original stock order form and send it, together with full payment or withdrawal authorization, to Community Bank in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

         You may pay for shares in any of the following ways:

         o By cash, if delivered in person to the home office of Community Bank.

         o        By check or money order made payable to CBCT Bancshares, Inc.

         o        By authorizing a withdrawal from an account at Community Bank.
                  To use funds in an Individual Retirement Account at Community Bank, you must transfer your account to a self-directed account with an unaffiliated institution or broker. Please contact the conversion center at least one week before the end of the offering for assistance.

         We will pay interest on your subscription funds at the rate Community Bank pays on passbook accounts from the date it receives your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with Community Bank will earn interest at the applicable account rate until the conversion is completed, currently 2.5%. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Stock Information Center

         If you have any questions regarding the offering or our conversion to stock form, please call the Stock Information Center at (512) [___]-[____].

Subscription Rights

         Subscription rights are not allowed to be transferred and we will act to ensure that you do not transfer your subscription rights. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Important Risks in Owning CBCT Bancshares, Inc.'s Common Stock

         Before you decide to purchase stock, you should read the "Risk Factors" section on pages 8 to 10 of this document.

                                  RISK FACTORS

         You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

Rising interest rates may hurt our profits.

         To be profitable, we have to earn more money in interest we receive on loans and investments we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, mortgage-related and investment securities. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our mortgage-related and investment securities. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

         After this offering, our return on equity will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

         The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be below our historical level and less than our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

Our loan portfolio possesses increased risk due to our substantial number of consumer, construction and commercial real estate and commercial business loans.

         Our consumer, construction and commercial real estate, and commercial business loans accounted for more than one-third of our total loan portfolio as of December 31, 1999. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner occupied residential properties. In addition, we plan to increase our emphasis on commercial real estate and commercial business lending. Because of our planned increased emphasis on and increased investment in commercial real estate and commercial business loans, we may determine it necessary to increase the level of our provision for loan losses. Increased provisions for loan losses would hurt our profits. For further information concerning the risks associated with consumer, multi-family and commercial real estate and commercial business loans, see "Business of the Bank - Lending Activities" and "--Asset Quality."

We intend to grant stock options and restricted stock to the board and management following the conversion which could reduce your ownership interest.

         If approved by a vote of the shareholders, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued in the conversion and a restricted stock plan with a number of shares equal to 4% of the shares issued in the conversion, worth approximately $106,000 at the purchase price and assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of CBCT Bancshares, Inc. and Community Bank. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the ownership interest of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

The amount of common stock we will control, our articles of incorporation and bylaws and state and federal statutory provisions could discourage hostile acquisitions of control.

         Our board of directors and executive officers intend to purchase approximately 18% of our common stock at the maximum of the estimated offering range. These purchases, together with the purchase of 8% of the shares by the employee stock ownership plan, as well as the potential acquisition of common stock through the proposed stock option plan and restricted stock plan will result in significant inside ownership of CBCT Bancshares, Inc. This inside ownership and provisions in our articles of incorporation and bylaws may have the effect of discouraging attempts to acquire CBCT Bancshares, Inc., a proxy contest for control of CBCT Bancshares, Inc., the assumption of control of CBCT Bancshares, Inc. by a holder of a large block of common stock and the removal of CBCT Bancshares, Inc.'s management, all of which certain shareholders might think are in their best interests. These provisions include, among other things:

         o        the staggered terms of the members of the board of directors;

         o an 80% shareholder vote requirement for the approval of any merger or consolidation of CBCT Bancshares, Inc. into any entity that directly or indirectly owns 5% or more of CBCT Bancshares, Inc. voting stock if the transaction is not approved in advance by at least a majority of the disinterested members of CBCT Bancshares, Inc.'s board of directors;

         o supermajority shareholder vote requirements for the approval of certain amendments to CBCT Bancshares, Inc.'s articles of incorporation and bylaws;

         o a prohibition on any holder of common stock voting more than 10% of the outstanding common stock;

         o elimination of cumulative voting by shareholders in the election of directors;

         o        restrictions on the acquisition of our equity securities; and

         o the authorization of 5,000,000 shares of preferred stock that could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

         In addition, the Maryland business corporation law, the state where CBCT Bancshares, Inc. is incorporated, provides for certain restrictions on acquisition of CBCT Bancshares, Inc., and federal law contains restrictions on acquisitions of control of savings and loan holding companies such as CBCT Bancshares, Inc.

         Holders of CBCT Bancshares, Inc. common stock may not be able to sell their shares when desired if a liquid trading market does not develop or for $10.00 or more per share even if a liquid trading market develops.

         We have never issued common stock to the public. Consequently, there is no established market for the common stock. We cannot predict whether a liquid trading market in shares of CBCT Bancshares, Inc.'s common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.

                        SELECTED FINANCIAL AND OTHER DATA

         The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31 is derived from our audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-2.

                                                              At December 31,
                                                  ---------------------------------------
                                                      1999           1998          1997
                                                  ------------- ------------- -----------
                                                             (Dollars in Thousands)
Selected Financial Condition Data:
   Total assets                                      $42,833        $39,829       $33,579
   Loans receivable, net                              21,693         20,890        21,370
   Securities available for sale, at fair value:
      Mortgage-backed securities                      15,898          7,031         2,497
      Other securities                                   379            445           290
   Securities to be held to maturity, at cost:
      Mortgage-backed securities                         ---          5,838         6,567
      Other securities                                   ---            175           205
   Deposits                                           32,354         32,138        30,221
   Federal Home Loan Bank borrowings                   7,392          4,000           ---
   Total equity                                        2,999          3,343         3,027


                                                            Years Ended December 31,
                                                   ---------------------------------------
                                                       1999           1998           1997
                                                   ------------ --------------- ----------
                                                            (Dollars in Thousands)
Selected Operations Data:
   Interest and dividend income                     $ 3,050        $ 2,589        $ 2,525
   Interest expense                                  (1,902)        (1,560)        (1,484)
                                                    -------        -------        -------
      Net interest income                             1,148          1,029          1,041
   Provision for loan losses                            ---            ---             (3)
                                                    -------        -------        -------
      Net interest income after loan losses           1,148          1,029          1,038
                                                    -------        -------        -------
   Other operating income:
      Service charges and fees                          113             83             71
      Net securities gains                               76             30             ---
      Net gains on sales of loans                        51             51             ---
      Gain on sale of other real estate owned           ---            ---            ---
        Total other operating income                    240            164             71
                                                    -------        -------        -------
   Other operating expenses:
      Compensation and benefits                        (454)          (349)          (366)
      Occupancy and equipment expense                  (183)          (138)          (103)
      Other operating expenses                         (512)          (403)          (378)
                                                    -------        -------        -------
         Total other operating expenses              (1,149)          (890)          (847)
                                                    -------        -------        -------
         Income before income taxes                     239            303            262

   Income tax expense                                   (71)           (91)           (86)
                                                    -------        -------        -------
      Net income                                  $     168       $    212       $    176
                                                    =------        -------        -------



                                                       Years Ended December 31,
                                                   -----------------------------
                                                     1999       1998      1997
                                                   -------- ---------- ---------
Key Operating Ratios and Other Data:
Performance ratios:
   Return on assets (1)                             0.39%      0.60%      0.52%
   Return on equity (2)                             5.29%      6.69%      5.81%
   Net interest margin (3)                          2.79%      3.11%      3.21%
   Operating expense divided by average assets      2.65%      2.52%      2.49%
   Average interest-bearing assets divided by
     average interest-bearing liabilities           104%       106%       107%

Quality ratios:
   Non-performing assets divided by total assets    0.16%      0.29%      0.13%
   Allowance for loan losses to
     non-performing loans                           293%       174%       374%
   Allowance for loan losses to gross loans         0.91%      0.86%      0.73%

Capital ratios:
   Equity to total assets at end of period          7.00%      8.39%      9.01%
   Average equity to average assets                 7.33%      9.01%      8.95%
   Tier 1 risk-based capital ratio                 15.00%     16.70%     16.90%
   Total risk-based capital ratio                  15.90%     18.70%     17.80%

Other data:
   Number of full service offices                   1          1          1
----------------------------
(1)  Ratio of net income to average total assets
(2)  Ratio of net income to average equity
(3)  Net interest income divided by average earning assets

                              CBCT BANCSHARES, INC.

         CBCT Bancshares, Inc. was incorporated under Maryland law to hold all of the stock of Community Bank. CBCT Bancshares, Inc. has received Federal Reserve Board approval to become a bank holding company and is subject to regulation by that agency. After we complete the conversion, CBCT Bancshares, Inc. will be a bank holding company, which means that it will own a banking institution. Bank holding companies are limited to banking and financial services-related activities. See "How We are Regulated - CBCT Bancshares, Inc." CBCT Bancshares, Inc. will have no significant assets other than all of the outstanding shares of common stock of Community Bank, the net proceeds it keeps and its loan to the CBCT Bancshares, Inc. employee stock ownership plan. CBCT Bancshares, Inc. will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of CBCT Bancshares, Inc. and Community Bank will be substantially the same. CBCT Bancshares, Inc. intends to utilize the support staff and offices of Community Bank from time to time and will pay Community Bank for these services. If CBCT Bancshares, Inc. expands or changes its business in the future, we may hire our own employees.

         We believe the proposed holding company structure will give us more flexibility to change our business activities by forming new companies which we own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. CBCT Bancshares, Inc. intends to pay for its business activities with the proceeds it keeps from the conversion and the money we earn from investing the proceeds, as well as from dividends from Community Bank. See "Our Policy Regarding Dividends."

         The principal executive offices of CBCT Bancshares, Inc. will be located at 312 Main Street, Smithville, Texas 78957, and its telephone number will be (512) 237-2482.


                      COMMUNITY BANK OF CENTRAL TEXAS, ssb

         Community Bank is a Texas chartered and federally insured mutual savings bank with one full service office. At December 31, 1999, Community Bank had total assets of $42.8 million, total deposits of $32.4 million and equity of $3.0 million. For more information regarding the business and operations of Community Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Community Bank."

         Community Bank is examined and regulated by the Texas Savings and Loan Department and the Federal Deposit Insurance Corporation. Community Bank is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Dallas, which is one of the 12 regional banks in the Federal Home Loan Bank System.

         The executive offices of Community Bank are located at 312 Main Street, Smithville, Texas 78957, and its telephone number is (512) 237-2482.

                        HOW WE INTEND TO USE THE PROCEEDS

         Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $1.6 million and $2.3 million and up to $2.7 million assuming an increase in the estimated value of the common stock sold in the conversion by 15%. See "Pro Forma Data" and "Community Bank's Conversion - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at such amounts.

         We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:


     $1,026,700   Retained by CBCT Bancshares, Inc. and initially placed
                    in short-term investments for general corporate purposes
        211,600   Employee stock ownership plan loan
      1,026,700   Used to buy the stock of Community Bank
     ----------
     $2,265,000   Net proceeds from stock offering
     ==========

         CBCT Bancshares, Inc. will retain 50% of the net conversion proceeds and will purchase all of the capital stock of Community Bank to be issued in the conversion in exchange for the remaining conversion proceeds, net of the loan to be made to the employee stock ownership plan. CBCT Bancshares, Inc. intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable the employee stock ownership plan to purchase up to 8.0% of the shares of common stock issued in the offering. Based upon the issuance of 195,500 shares of common stock and 264,500 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $156,000 and $212,000, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by CBCT Bancshares, Inc. initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Community Bank or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to:

         o        support Community Bank's lending activities;

         o repay borrowings from the Federal Home Loan Bank in the ordinary course of business; or

         o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time.

The net proceeds from the conversion may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital. Management of CBCT Bancshares, Inc. may consider expanding or diversifying its activities, as such opportunities become available.

         Following the six-month anniversary of the completion of the conversion, to the extent permitted by the Texas Savings and Loan Department and the FDIC and based upon then existing facts and circumstances, CBCT Bancshares, Inc.'s board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to:

         o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in CBCT Bancshares, Inc.'s return on equity;

         o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         o any other circumstances in which repurchases would be in the best interests of CBCT Bancshares, Inc. and its stockholders.

Any stock repurchases will be subject to the determination of CBCT Bancshares, Inc.'s board of directors that Community Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

         The portion of the net proceeds used by CBCT Bancshares, Inc. to purchase the capital stock of Community Bank will be added to Community Bank's general funds to be used for general corporate purposes, including increased lending activities. While the amount of net proceeds received by Community Bank will further strengthen Community Bank's capital position, which already substantially exceeds all regulatory requirements, Community Bank is not converting to stock form primarily to raise capital. After the conversion, based upon the maximum of the estimated offering range, Community Bank's tangible capital ratio will be approximately 9.6%. As a result, Community Bank will continue to be a well-capitalized institution.

         The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Community Bank. Payments for shares made through withdrawals from existing deposit accounts at Community Bank will not result in the receipt of new funds for investment by Community Bank but will result in a reduction of Community Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                           MARKET FOR THE COMMON STOCK

         CBCT Bancshares, Inc. and Community Bank have never issued capital stock, and, consequently, there is no established market for the common stock at this time. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of CBCT Bancshares, Inc., Community Bank or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited.

                         OUR POLICY REGARDING DIVIDENDS

         The board of directors of CBCT Bancshares, Inc. currently intends to pay cash dividends on the common stock in the future. However, the amount and timing of any dividends has not yet been determined. The payment of dividends will depend upon a number of factors, including capital requirements, CBCT Bancshares, Inc.'s and Community Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. CBCT Bancshares, Inc. intends to file consolidated tax returns with Community Bank. Accordingly, it is anticipated that any cash distributions made by CBCT Bancshares, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

         Dividends from CBCT Bancshares, Inc. will depend, in large part, upon receipt of dividends from Community Bank, because CBCT Bancshares, Inc. initially will have no source of income other than dividends from Community Bank, earnings from the investment of proceeds from the sale of shares of common stock retained by CBCT Bancshares, Inc., and interest payments with respect to CBCT Bancshares, Inc.'s loan to the employee stock ownership plan. A regulation of the FDIC imposes limitations on "capital distributions" by savings institutions. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

         Any payment of dividends by Community Bank to CBCT Bancshares, Inc. which would be deemed to be drawn out of Community Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by Community Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Community Bank does not intend to make any distribution to CBCT Bancshares, Inc. that would create such a federal tax liability. See "Taxation."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $1.6 million and $2.3 million, or $2.7 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

         o all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees;

         o Keefe, Bruyette & Woods, Inc. will receive a fee of $75,000 upon completion of the conversion;

         o total expenses, including the marketing fees paid to Keefe, Bruyette & Woods, Inc. are estimated to be approximately $380,000. Actual expenses may vary from those estimated.

         Pro forma consolidated net income and stockholders' equity of CBCT Bancshares, Inc. have been calculated for the year ended December 31, 1999, as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 5.95%, which represents the yield on one-year U.S. Government securities at December 31, 1999. In light of changes in interest rates in recent periods, this yield is deemed by CBCT Bancshares, Inc. and Community Bank to more accurately reflect available reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 36.0% has been assumed for periods resulting in an after-tax yield of 3.81% for the year ended December 31, 1999. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan and the restricted stock plan. See Note 5 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How We Intend to Use the Proceeds," CBCT Bancshares, Inc. intends to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan and intends to retain up to 50% of the net proceeds from the conversion.

         No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by CBCT Bancshares, Inc. following the conversion and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the conversion. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock issued in the conversion, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to CBCT Bancshares, Inc.'s results of operations after the conversion, the market price of the common stock after the conversion or a less than 4.0% purchase by the restricted stock plan.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of CBCT Bancshares, Inc. computed in accordance with generally accepted accounting principles ("GAAP").

         The following tables give effect to the issuance of authorized but unissued shares of the common stock to the foundation concurrently with the completion of the conversion. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.


                                                                    At or For the Year Ended December 31, 1999
                                                   -----------------------------------------------------------------------------
                                                                                                              304,175 Shares
                                                     195,500 Shares     230,000 Shares     264,500 Shares     Sold at $10.00
                                                     Sold at $10.00     Sold at 10.00      Sold at $10.00        Per Share
                                                       Per Share          Per Share           Per Share       (Maximum of Range,
                                                   (Minimum of Range) (Midpoint of Range) (Maximum of Range)   as Adjusted)(1)
                                                   ------------------ ------------------- ------------------ -------------------
                                                                                     (Dollars in Thousands)

Gross proceeds.....................................   $  1,955             $   2,300          $   2,645           $   3,042
Less offering expenses and commissions.............       (380)                 (380)              (380)               (380)
                                                      --------             ---------          ---------           ---------
   Estimated net conversion proceeds...............      1,575                 1,920              2,265               2,662
   Less: Common stock acquired by employee stock
         ownership plan............................       (156)                 (184)              (212)               (243)
   Less: Common stock acquired by
         restricted stock plan.....................        (78)                  (92)              (106)               (122)
                                                      --------             ---------          ---------           ---------
   Estimated proceeds available for investment(2)..   $  1,340             $   1,644          $   1,948           $   2,297
                                                      ========             =========          =========           =========
Net income(3):
   Historical......................................   $    168             $     168          $     168           $     168
   Pro Forma adjustments:
      Net income from proceeds.....................         51                    63                 74                  87
      Employee stock ownership plan(4).............        (10)                  (12)               (14)                (16)
      Restricted stock plan(5).....................        (10)                  (12)               (14)                (16)
                                                      --------             ---------          ---------           ---------
         Pro forma net income......................   $    199             $     207           $    215           $     224
                                                      ========             =========          =========           =========
Net income per share(3)(6):
   Historical......................................   $   0.96             $    0.82           $   0.71           $    0.62
   Pro Forma adjustments:
      Net income from proceeds.....................       0.29                  0.30               0.31                0.32
      Employee stock ownership plan(4).............      (0.06)                (0.06)             (0.06)              (0.06)
      Restricted stock plan(5).....................      (0.06)                (0.06)             (0.06)              (0.06)
                                                      --------             ---------          ---------           ---------
         Pro forma basic earnings per share........   $   1.14             $    1.00           $   0.91           $    0.82
                                                      ========             =========          =========           =========
Number of shares used in calculating basic earnings
   per share(6)....................................    175,168               206,080            236,992             272,541
                                                      ========             =========          =========           =========
Stockholders' equity (book value):
   Historical......................................   $  2,999             $   2,999           $  2,999           $   2,999
   Estimated net conversion proceeds...............      1,575                 1,920              2,265               2,662
   Less common stock acquired by:
      Employee stock ownership plan................       (156)                 (184)              (212)               (243)
      Restricted stock plan........................        (78)                  (92)              (106)               (122)
                                                      --------             ---------          ---------           ---------
         Pro forma stockholders' equity............   $  4,339             $   4,643           $  4,947           $   5,296
                                                      ========             =========          =========           =========
Stockholder's equity per share:
   Historical......................................   $  15.34             $   13.04           $  11.34           $    9.68
   Estimated net conversion proceeds...............       8.06                  8.35               8.56                8.75
   Less common stock acquired by:
      Employee stock ownership plan................      (0.80)                (0.80)             (0.80)              (0.80)
      Restricted stock plan........................      (0.40)                (0.40)             (0.40)              (0.40)
                                                      --------             ---------          ---------           ---------
         Pro forma stockholders' equity per share..   $  22.20             $   20.19           $  18.70           $   17.41
                                                      ========             =========          =========           =========

Pro forma price to book value......................       45.1%                 49.5%              53.5%               57.4%
Pro forma price to earnings ratio..................        8.8                  10.0               11.0                12.2
Number of shares used in calculating equity per share  195,500               230,000            264,500             304,175

                            (Footnotes on next page)

-----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the conversion minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the conversion at an assumed purchase price of $10.00 per share.

(3) It is assumed that 8.0% of the shares of common stock issued in the conversion will be purchased by the employee stock ownership plan with funds loaned by CBCT Bancshares, Inc. CBCT Bancshares, Inc. and Community Bank intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes
         (i) that the loan to the employee stock ownership plan is payable over 10 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 36.0% for the period. See "Management - Benefits -- Employee Stock Ownership Plan."

(4) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock issued in the conversion for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by CBCT Bancshares, Inc. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed, net of taxes at 36%, was an amortized expense during the year ended December 31, 1999. Statement of Financial Accounting Standards ("SFAS") No. 128 requires that unvested shares under the restricted stock plan be excluded from the basic net income per share calculation and included in the diluted net income per share calculation only if they are dilutive under the treasury stock method. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the year ended December 31, 1999 would be $1.10, $.98, $.89 and $.80 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at December 31, 1999 would be $21.73, $19.80, $18.37 and $17.13 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be equal to the purchase price. See "Management - Benefits -- Other Stock Benefit Plans."

(5) Basic net income per share calculations are determined by taking the number of shares assumed to be sold in the conversion and, (a) in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release and (b) in accordance with SFAS No. 128, subtracting the restricted stock plan shares which have not vested. Diluted net income per share calculations are determined by adding the dilutive portion of the unvested restricted stock plan shares to the number of shares used to determine basic net income per share. The unvested restricted stock plan shares are deemed to be for future services and not dilutive under the treasury stock method. Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:
                                                                       Maximum,
                                        Minimum   Midpoint   Maximum as Adjusted
                                      ---------- ---------- -------- -----------
Total shares issued.................    195,500    230,000   264,500   304,175
Less shares sold to ESOP............     15,640     18,400    21,160    24,334
Less restricted stock plan shares...      7,820      9,200    10,580    12,167
                                        -------    -------   -------   -------
          Sub-total.................    172,040    202,400   232,760   267,674
Plus ESOP shares assumed committed
     to be released.................      1,564      1,840     2,116     2,433
                                        -------    -------   -------   -------
Plus restricted stock plan shares
     assumed vested.................      1,564      1,840     2,116     2,433
Number of shares used in calculating
     basic net income per share.....    175,168    206,080   236,992   272,541
Plus dilutive effect of unvested
     restricted stock plan shares...          0          0         0         0
                                        -------    -------   -------   -------
Number of shares used in calculating    175,168    206,080   236,992   272,541
     diluted net income per share...

(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by CBCT Bancshares, Inc. following the conversion and presented for approval by stockholders at an annual or special meeting of stockholders of CBCT Bancshares, Inc. held at least six months following the completion of the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 19,550 shares at the minimum of the estimated offering range, 23,000 shares at the midpoint of the range, 26,450 shares at the maximum of the range and 30,418 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 9.1%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share for the year ended December 31, 1999 would be $1.03, $.92, $.84, and $.76 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at December 31, 1999 would be $20.70, $18.94, $17.63 and $16.50 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. See "Management - Benefits -- Other Stock Benefit Plan."

                                 CAPITALIZATION

         The following table presents the historical capitalization of Community Bank at December 31, 1999, and the pro forma consolidated capitalization of CBCT Bancshares, Inc. after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                              -----------------------------------------------------------
                                                              195,500   230,000   264,500  304,175 Shares
                                                             Shares at Shares at Shares at     at $10
                                              Capitalization  $10 per   $10 per   $10 per    per Share
                                                of Bank at     Share     Share     Share     (Maximum
                                              December 31,   (Minimum  (Midpoint (Maximum    of Range
                                                  1999       of Range) of Range) of Range)  as Adjusted)
                                              -------------- --------- --------- --------- --------------
                                                                      (In Thousands)
Deposits(2)...................................   $32,354     $32,354     $32,354  $32,354      $32,354
Borrowings....................................     7,392       7,392       7,392    7,392        7,392
                                                 -------     -------     -------  -------      -------
   Total deposits and borrowings..............   $39,746     $39,746     $39,746  $39,746      $39,746
                                                 =======     =======     =======  =======      =======
Capital Stock:
   Preferred stock, $0.01 par value per share:
      authorized - 1,000,000 shares
      assumed outstanding - none..............   $     -     $     -     $     -  $     -      $     -
   Common stock, $0.01 par value per share:
      authorized - 4,000,000 shares;
      shares to be outstanding - as shown(3)..         -           2           2        3            3

Paid-in capital...............................         -       1,573       1,918    2,262        2,659
Less:
   Common stock to be acquired by
      employee stock ownership plan(4)........         -        (156)       (184)    (212)        (243)
   Common stock to be acquired by
      restricted stock plan(5)................         -         (78)        (92)    (106)        (122)

Retained earnings - substantially restricted..     3,214       3,214       3,214    3,214        3,214
Unrealized losses on available-for-sale
   securities, net of tax.....................      (215)       (215)       (215)    (215)        (215)
                                                 -------     -------     -------  -------      -------
Total stockholders' equity....................   $ 2,999     $ 4,339     $ 4,643  $ 4,947      $ 5,296
                                                 =======     =======     =======  =======      =======
----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3) Reflects the issuance of the shares of common stock to be sold in the conversion. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

(4) Assumes that 8.0% of the common stock issued in the conversion will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by CBCT Bancshares, Inc. See "Pro Forma Data" and "Management - Benefits -Employee Stock Ownership Plan."

(5) CBCT Bancshares, Inc. intends to adopt the restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the conversion. If the plan is approved by stockholders, CBCT Bancshares, Inc. intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to 4.0% of the common stock issued in the conversion. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event CBCT Bancshares, Inc. issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock issued in the conversion, the voting interests of existing stockholders would be diluted approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

                                 COMMUNITY BANK
                   EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

         At December 31, 1999, Community Bank exceeded all of the regulatory capital requirements applicable to it. The table sets forth the historical regulatory capital of Community Bank at December 31, 1999 and the pro forma regulatory capital of Community Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Community Bank of 50% of the net stock proceeds, minus expenses and the amounts to be loaned to the employee stock ownership plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Community Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 1999.


                                                                                                                   Maximum,
                                                  Historical at      Minimum        Midpoint        Maximum      as adjusted,
                                                December 31, 1999     195,500        230,000        264,500      of 304,175
                                                  Shares Sold       Shares Sold    Shares Sold    Shares Sold   Shares Sold
                                                   at $10.00         at $10.00      at $10.00      at $10.00     at $10.00
                                                   per Share         per Share      per Share      per Share     per Share
                                                ----------------- -------------- -------------- -------------- --------------
                                                Amount Percent(1) Amount Percent Amount Percent Amount Percent Amount Percent
                                                ------ ---------- ------ ------- ------ ------- ------ ------- ------ -------
                                                                                   (Dollars in Thousands)
Capital under generally accepted
   accounting principles.....................   $2,999     7.0%   $3,709   8.5%  $3,867   8.8%   $4,026  9.2%  $4,209   9.6%
                                                ======    ====    ======  ====   ======  ====    ====== ====   ======  ====
Tier 1 leverage capital......................   $3,214     7.5%   $3,924   9.0%  $4,082   9.3%   $4,241  9.6%  $4,424  10.0%
Tier 1 capital requirement...................    1,722     4.0     1,750   4.0    1,757   4.0     1,763  4.0    1,770   4.0
                                                ------    ----    ------  ----   ------  ----    ------ ----   ------  ----
   Excess....................................   $1,492     3.5%   $2,174   5.0%  $2,325   5.3%   $2,478  5.6%  $2,654   6.0%
                                                ======    ====    ======  ====   ======  ====    ====== ====   ======  ====
Tier 1 risk adjusted capital.................   $3,214    15.0%   $3,924  18.2%  $4,082  18.9%   $4,241 19.6%  $4,424  20.4%
Tier 1 risk adjusted capital requirement.....      858     4.0       864   4.0      865   4.0       867  4.0      858   4.0
                                                ------    ----    ------  ----   ------  ----    ------ ----   ------  ----
   Excess....................................   $2,356    11.0%   $3,060  14.2%  $3,217  14.9%   $3,374 15.6%  $3,556  16.4%
                                                ======    ====    ======  ====   ======  ====    ====== ====   ======  ====
Risk-based capital...........................   $3,412    15.9%   $4,122  19.1%  $4,280  19.8%   $4,439 20.5%  $4,622  21.3%
Risk-based capital requirement...............    1,717     8.0     1,728   8.0    1,731   8.0     1,733  8.0    1,736   8.0
                                                ------    ----    ------  ----   ------  ----    ------ ----   ------  ----
   Excess....................................   $1,695     7.9%   $2,394  11.1%  $2,549  11.8%   $2,706 12.5%  $2,886  13.3%
                                                ======    ====    ======  ====   ======  ====    ====== ====   ======  ====
----------------

(1)     Adjusted total or adjusted risk-weighted assets, as appropriate.

                           COMMUNITY BANK'S CONVERSION

         The board of directors of Community Bank and the Texas Savings and Loan Department have approved the plan of conversion. The Texas Savings and Loan Department approval is subject to approval of the plan of conversion by our members and to the satisfaction of certain other conditions imposed by the Texas Savings and Loan Department. Texas Savings and Loan Department approval does not constitute a recommendation or endorsement of the plan of conversion.

General

         On December 14, 1999, we adopted a plan of conversion, pursuant to which we will convert from a Texas-chartered mutual savings bank to a Texas-chartered stock savings bank and at the same time become a wholly owned subsidiary of CBCT Bancshares, Inc. The conversion will include adoption of the proposed stock charter and bylaws, which will authorize us to issue capital stock. Under the plan, Community Bank common stock is being sold to CBCT Bancshares, Inc. and CBCT Bancshares, Inc. common stock is being offered to our eligible depositors and borrowers, the employee stock ownership plan, directors, officers and employees, other members, and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests. The Federal Reserve Board has approved CBCT Bancshares, Inc.'s application to become a bank holding company and to acquire all of the Community Bank's common stock to be issued in the conversion.

         The shares of CBCT Bancshares, Inc. common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Keefe, Bruyette & Woods in such a manner as to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a public offering conducted by Keefe, Bruyette & Woods. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the public offering. See "- Offering of CBCT Bancshares, Inc. Common Stock."

         Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion. See "- Limitations on Stock Purchases."

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

Our Reasons for the Corporate Change

         As a mutual institution, Community Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Community Bank able to increase its capital position.

         As a stock corporation upon completion of the conversion, Community Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Community Bank's or CBCT Bancshares, Inc.'s capital stock will allow Community Bank the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Community Bank. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Community Bank address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Community Bank are quite limited as a mutual institution. After the conversion, Community Bank will have increased ability to merge with other institutions and CBCT Bancshares, Inc. may acquire control of other stock savings institutions and retain the acquired institution as a separate subsidiary of CBCT Bancshares, Inc. Finally, the ability to issue capital stock will enable Community Bank to establish stock compensation plans for directors, officers and employees, giving them equity interests in CBCT Bancshares, Inc. and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by us in connection with the conversion, see "Management."

         After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, the board of directors of Community Bank approved the conversion as being in the best interests of Community Bank and equitable to its account holders.

Effects of the Conversion

         General. The conversion will have no effect on Community Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in our existing office, management and staff. Community Bank will continue to be subject to regulation, supervision and examination by the Texas Savings and Loan Department and the FDIC.

         Deposits and Loans. Each holder of a deposit account in Community Bank at the time of the conversion will continue as an account holder in Community Bank after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the conversion. Depositors in Community Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts. The conversion will not affect the loan terms of any borrower from Community Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion. See "-- Voting Rights" and "--Depositors' Rights if We Liquidate" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of Community Bank.

         Continuity. During the conversion process, the normal business of Community Bank of accepting deposits and making loans will continue without interruption. Following completion of the conversion, Community Bank will continue to be subject to regulation by the Texas Savings and Loan Department, and FDIC insurance of accounts will continue without interruption. After the conversion, Community Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The board of directors presently serving Community Bank will serve as the board of directors of Community Bank after the conversion. The initial members of the board of directors of CBCT Bancshares, Inc. will consist of the individuals currently serving on the board of directors of Community Bank. After the conversion, the voting stockholders of CBCT Bancshares, Inc. will elect approximately one-third of CBCT Bancshares, Inc.'s directors annually. All current officers of Community Bank will retain their positions with Community Bank after the conversion.

         Voting Rights. After completion of the conversion, depositor and borrower members will have no voting rights in Community Bank or CBCT Bancshares, Inc. and, therefore, will not be able to elect directors of Community Bank or CBCT Bancshares, Inc. or to control their affairs. Currently these rights are held by depositors and borrowers of Community Bank. After the conversion, voting rights in CBCT Bancshares, Inc. will be vested exclusively in the stockholders of CBCT Bancshares, Inc., which will own all of the stock of Community Bank. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of CBCT Bancshares, Inc., subject to the provisions of CBCT Bancshares, Inc.'s articles of incorporation.

         Depositor's Rights if We Liquidate. We have no plans to liquidate, either before or after the completion of the conversion. However, if there should ever be a complete liquidation of Community Bank, either before or after conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. In addition, liquidation rights before and after the conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of the complete liquidation of Community Bank, each holder of a deposit account would receive his or her pro rata share of any assets of Community Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Each holder's pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After conversion, each deposit account holder, in the event of the complete liquidation of Community Bank, would have a claim of the same general priority as the claims of all our other general creditors in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A deposit account holder would have no interest in the assets of Community Bank above that amount, if any.

         The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders (i.e., eligible depositors at September 30, 1998) and supplemental account holders (i.e., eligible depositors at March 31, 2000). Each eligible account holder and supplemental eligible account holder, if he or she continues to maintain his or her deposit account with Community Bank, would be entitled upon the complete liquidation of Community Bank after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each eligible account holder would have an initial interest in the liquidation account for each deposit account held with Community Bank on the qualifying date, September 30, 1998. Each supplemental eligible account holder would have a similar interest as of that qualifying date, March 31, 2000. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of eligible account holders and supplemental eligible account holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in the account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to CBCT Bancshares, Inc. as the sole stockholder of Community Bank.

         Tax Effects of the Conversion. Community Bank has received an opinion from its special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C., as to the material federal income tax consequences of the conversion to Community Bank and CBCT Bancshares, Inc., and as to the generally applicable material federal income tax consequences of the conversion on Community Bank's account holders and to persons who purchase common stock in the offering.

         The opinion provides that, among other things:

         o Community Bank's adoption of a charter in stock form will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section 368(a)(1)(F);

         o no gain or loss will be recognized by Community Bank solely as a result of the conversion to stock form;

         o no gain or loss will be recognized by Community Bank's account holders upon the issuance to them of accounts in Community Bank, in stock form, immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Community Bank immediately prior to the conversion;

         o the tax basis of each account holder's interest in the liquidation account received in the conversion will be equal to the value, if any, of that interest on the date and at the time of the conversion;

         o the tax basis of the common stock purchased in the conversion will be equal to the amount paid therefor; increased, in the case of common stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of such subscription rights;

         o the holding period of the common stock purchased pursuant to the exercise of subscription rights will commence upon the exercise of such holder's subscription rights and, in all other cases, the holding period of purchased common stock will commence on the date following the date of such purchase; and

         o gain or loss will be recognized by account holders upon the receipt or exercise of subscription rights in the conversion, but only to the extent the subscription rights are deemed to have value, as discussed below.

         The opinion of Silver, Freedman & Taff, L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the conversion of various representations of Community Bank and upon certain assumptions and qualifications, including that the conversion is completed in the manner and according to the terms provided in the plan of conversion. This opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

         Community Bank has also obtained an opinion from outside tax advisors that the income tax effects of the conversion under Texas tax laws will be substantially the same as described above with respect to federal income tax laws.

         CBCT Bancshares, Inc. and Community Bank have received a letter from Ferguson & Company, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and CBCT Bancshares, Inc. and Community Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of Ferguson & Company is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

         The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of CBCT Bancshares, Inc. and Community Bank, as determined on the basis of an independent valuation. Community Bank has retained Ferguson & Company to make this valuation. For its services in making this appraisal, Ferguson & Company's fees and out-of-pocket expenses are estimated to be $17,500. Community Bank has agreed to indemnify Ferguson & Company and any employees of Ferguson & Company who act for or on behalf of Ferguson & Company in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Community Bank to Ferguson & Company, unless Ferguson & Company is determined to be negligent or otherwise at fault.

         An appraisal has been made by Ferguson & Company in reliance upon the information contained in this prospectus, including the financial statements. Ferguson & Company also considered the following factors, among others:

         o the present and projected operating results and financial condition of CBCT Bancshares, Inc. and Community Bank and the economic and demographic conditions in Community Bank's existing marketing areas;

         o certain historical, financial and other information relating to Community Bank;

         o a comparative evaluation of the operating and financial statistics of Community Bank with those of other similarly situated publicly traded thrift holding companies; the aggregate size of the offering of the common stock;

         o the impact of the conversion on Community Bank's net worth and earnings potential;

         o the proposed dividend policy of CBCT Bancshares, Inc. and Community Bank; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

In its review of the appraisal provided by Ferguson & Company, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by Ferguson & Company in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

         On the basis of the foregoing, Ferguson & Company has advised CBCT Bancshares, Inc. and Community Bank that in its opinion, dated February 29, 2000, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $2.0 million to a maximum of $2.6 million with a midpoint of $2.3 million. The board of directors of Community Bank determined that the common stock should be sold at $10.00 per share. Based on the estimated offering range and the purchase price, the number of shares of common stock that CBCT Bancshares, Inc. will issue will range from between 195,500 shares and 264,500 shares, with a midpoint of 230,000 shares. The estimated offering range may be amended with the approval of the Texas Savings and Loan Department and the FDIC, if required, or if necessitated by subsequent developments in the financial condition of CBCT Bancshares, Inc. and Community Bank or market conditions generally, or to fill the order of the employee stock ownership plan. In the event the estimated offering range is updated to amend the value of the common stock below $2.0 million or above $3.0 million, which is the maximum of the estimated offering range, as adjusted by 15%, a new appraisal will be filed with the Texas Savings and Loan Department and the FDIC.

         Based upon market and financial conditions, in the event CBCT Bancshares, Inc. receives orders for common stock in excess of $2.6 million (the maximum of the estimated offering range) and up to $3.0 million (the maximum of the estimated offering range, as adjusted by 15%), CBCT Bancshares, Inc. may be required by the Texas Savings and Loan Department and the FDIC to accept all such orders. No assurances, however, can be made that CBCT Bancshares, Inc. will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all orders will be accepted because CBCT Bancshares, Inc.'s final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Ferguson & Company which reflects an increase in the valuation and the approval of the increase by the Texas Savings and Loan Department and the FDIC. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

         Ferguson & Company's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. Ferguson & Company did not independently verify the consolidated financial statements and other information provided by Community Bank, nor did Ferguson & Company value independently the assets or liabilities of Community Bank. The valuation considers Community Bank as a going concern and should not be considered as an indication of the liquidation value of Community Bank. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

         Prior to completion of the conversion, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 304,175 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers. See "-- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

         No sale of shares of common stock in the conversion may be completed unless prior to such completion Ferguson & Company confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of CBCT Bancshares, Inc. and Community Bank. If this confirmation is not received, CBCT Bancshares, Inc. may cancel the conversion, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Texas Savings and Loan Department or the FDIC may permit.

         Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Community Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Texas Savings and Loan Department and the FDIC. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the estimated offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "-- Limitations on Stock Purchases."

         An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and CBCT Bancshares, Inc.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and CBCT Bancshares, Inc.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting interest" and "Pro Forma Data."

         Copies of the appraisal report of Ferguson & Company, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Community Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

         Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

         o depositors of Community Bank as of the close of business on September 30, 1998 ("Eligible Account Holders"),

         o        tax-qualified employee plans, ("Tax-Qualified Employee
                  Plans"),

         o depositors of Community Bank as of the close of business on March 31, 2000 ("Supplemental Eligible Account Holders"),

         o borrowers and depositors of Community Bank, as of the close of business on ___________, 2000, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and

         o        directors, officers and employees of Community Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "-- Limitations on Stock Purchases."

         Preference Category No.1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

         (1)      $100,000 or 10,000 shares of common stock;

         (2) one-tenth of one percent of the total offering of shares of common stock; or

         (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Community Bank in each case as of the close of business on September 30, 1998, the "Eligibility Record Date," subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Community Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1998.

         Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of common stock, provided that individually or in the aggregate these plans, other than that portion of the plans which is self-directed, shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock issued in the conversion, or 15,640 shares and 21,160 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Community Bank's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to preference category No.1. See "Management - Benefits -- Employee Stock Ownership Plan."

         Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

         (1)      $100,000 or 10,000 shares of common stock;

         (2) one-tenth of one percent of the total offering of shares of common stock; or

         (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Community Bank in each case on the close of business on March 31, 2000, the "Supplemental Eligibility Record Date," subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, including the number of shares, if any, allocated in accordance with preference category No.1, equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for shares of CBCT Bancshares, Inc. common stock, up to the greater of $100,000 or 10,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the close of business on

__________, 2000, the date for determining voting members entitled to vote at the special meeting, which we call the voting record date, bears to the total number of votes on the voting record date of all subscribing Other Members on that date. This number of votes shall be determined based on Community Bank's mutual charter and bylaws in effect on the date of approval by members of the plan of conversion.

         Preference Category No. 5: Directors, officers and employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Community Bank as of the date of the commencement of the subscription offering shall be entitled to receive, without payment, fifth priority, nontransferable subscription rights to purchase in this category an aggregate of up to 25% of the common stock being offered. The maximum amount of shares which may be purchased under this category by any person is $100,000 of common stock. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows these persons to purchase in the aggregate up to 35% of common stock sold in the offerings. See "-- Limitations on Stock Purchases."

         In the event of an oversubscription in this category, the shares available shall be allocated pro rata among all of the subscribing directors, officers and employees in this category.

         Expiration Date for the Subscription Offering. The subscription offering will expire at noon, Smithville, Texas time, on ________, 2000, the "subscription expiration date," unless extended for up to 45 days or for such additional periods by CBCT Bancshares, Inc. and Community Bank as may be approved by the Texas Savings and Loan Department. The subscription offering may not be extended beyond ________, 2002. Subscription rights which have not been exercised prior to the subscription expiration date, unless extended, will become void.

         CBCT Bancshares, Inc. and Community Bank will not execute orders until at least the minimum number of shares of common stock, 195,500 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the subscription expiration date, unless this period is extended with the consent of the Texas Savings and Loan Department and the FDIC, all funds delivered to Community Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription expiration date is granted, CBCT Bancshares, Inc. and Community Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Direct Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Community

Bank, we anticipate we will offer shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in the county in which Community Bank has its office. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with these persons, may not subscribe for or purchase more than $100,000 of common stock in the direct community offering, if any. CBCT Bancshares, Inc. and Community Bank may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, CBCT Bancshares, Inc. and Community Bank may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of CBCT Bancshares, Inc. and Community Bank, in their sole discretion, to accept or reject any orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the subscription expiration date. The direct community offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by CBCT Bancshares, Inc. and Community Bank, and shall commence concurrently with, during or promptly after the subscription offering.

         In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by CBCT Bancshares, Inc. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the direct community offering so that each person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to persons based on the amount of their respective subscriptions.

Public Offering

         As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a public offering through an underwriter. We call this the public offering. It is expected that the public offering will commence as soon as practicable after termination of the subscription offering and the direct community offering, if any. CBCT Bancshares, Inc. and Community Bank, in their sole discretion, have the right to reject orders in whole or in part received in the public offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the public offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the public offering.

         The price at which common stock is sold in the public offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, by himself or herself, or with an associate or group of persons acting in concert, may purchase more than $100,000 of common stock in the public offering, subject to the maximum purchase limitations. See "-- Limitations on Stock Purchases."

         Keefe, Bruyette & Woods may enter into agreements with broker-dealers to assist in the sale of the shares in the public offering, although no agreements of this kind exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders with CBCT Bancshares, Inc. as of a certain order date for the purchase of shares of CBCT Bancshares, Inc. common stock. If Keefe, Bruyette & Woods and Community Bank believe that not enough indications of interest and orders have been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established by Community Bank for each selected dealer. Each customer's funds forwarded to Community Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Community Bank from selected dealers, funds will earn interest at Community Bank's passbook rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

         The public offering will be completed within 90 days after the termination of the subscription offering, unless extended by Community Bank with the approval of the Texas Savings and Loan Department. See "-- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who are Not Permitted to Participate in the Stock Offering

         Community Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, Community Bank is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         o the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

         o the granting of subscription rights or the offer or sale of shares of common stock to these persons would require any of CBCT Bancshares, Inc. and Community Bank or their officers, directors or employees, under the laws of that jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in that jurisdiction or to qualify as a foreign corporation or file a consent to service of process in that jurisdiction; or

         o the registration, qualification or filing in the judgment of Community Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Community Bank will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Community Bank, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Purchases

         The plan of conversion includes the following limitations on the number of shares of CBCT Bancshares, Inc. common stock which may be purchased in the conversion:

         (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

         (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

                  (a)      $100,000 or 10,000 shares of common stock;

                  (b) one-tenth of one percent of the total offering of shares of common stock; or

                  (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Community Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

         (3) The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the conversion, including any additional shares issued in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8.0% of these shares;

         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

                  (a)      $100,000 or 10,000 shares of common stock;

                  (b) one-tenth of one percent of the total offering of shares of common stock; or

                  (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Community Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

         (5) Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $100,000 or 10,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

         (6) Persons purchasing shares of common stock in the direct community offering or public offering may purchase in the direct community offering or public offering up to $100,000 or 10,000 shares of common stock, subject to the overall limitation in clause (7) below;

         (7) Except for the Tax-Qualified Employee Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above the maximum number of shares of CBCT Bancshares, Inc. common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $100,000 or 10,000 shares of common stock; and

         (8) No more than 25% of the total number of shares offered for sale in the subscription offering may be purchased by directors, officers and employees of Community Bank in the fifth priority category in the subscription offering. No more than 35% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Community Bank and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Community Bank, the boards of directors of CBCT Bancshares, Inc. and Community Bank may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the conversion, provided that orders for shares exceeding 5% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

         The term "associate" when used to indicate a relationship with any person means:

         o any corporation or organization, other than Community Bank, CBCT Bancshares, Inc., or a majority-owned subsidiary of any of them, of which the person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

         o any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity;

         o any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of Community Bank, CBCT Bancshares, Inc. or any affiliate thereof; and

         o any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any director or officer of Community Bank or CBCT Bancshares, Inc., to the extent provided in the plan of conversion. When used to refer to a person other than an officer or director of Community Bank, the board of directors of Community Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

         The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Community Bank or officers delegated by the board of directors and may be based on any evidence upon which the board or delegatee chooses to rely.

Marketing Arrangements

         CBCT Bancshares, Inc. and Community Bank have retained Keefe, Bruyette & Woods to consult with and to advise Community Bank, and to assist CBCT Bancshares, Inc., on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Keefe, Bruyette & Woods will provide include, but are not limited to:

         o training the employees of Community Bank who will perform certain ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

         o managing the stock information centers by assisting interested stock subscribers and by keeping records of all stock orders;

         o        preparing marketing materials; and

         o assisting in the solicitation of proxies from Community Bank's members for use at the special meeting.

         For its services, Keefe, Bruyette & Woods will receive a management fee of $25,000 and a success fee of $50,000. The success fee paid to Keefe, Bruyette & Woods will be in addition to the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of CBCT Bancshares, Inc. common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. CBCT Bancshares, Inc. and Community Bank have agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities.

         Sales of shares of CBCT Bancshares, Inc. common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the broker-dealers managed by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods has undertaken that the shares of CBCT Bancshares, Inc. common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at Community Bank's office in Smithville, Texas. CBCT Bancshares, Inc. will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of CBCT Bancshares, Inc. common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of CBCT Bancshares, Inc. common stock in those states where the law permits. No officer, director or employee of CBCT Bancshares, Inc. or Community Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Subscription Offering

         To ensure that each purchaser receives a prospectus at least 48 hours before the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Community Bank, which may be given by completing the appropriate blanks in the order form, must be received by Community Bank by noon, Smithville, Texas time, on the subscription expiration date, unless extended. In addition, CBCT Bancshares, Inc. and Community Bank will require a prospective purchaser to execute a certification in the form required by applicable regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Community Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. Community Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Community Bank, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

         In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, September 30, 1998, or the Supplemental Eligibility Record Date, March 31, 2000, and depositors and borrowers as of the close of business on the voting record date, __________, 2000, must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made:

         o        by check or money order;

         o by authorization of withdrawal from deposit accounts maintained with Community Bank (including a certificate of deposit); or

         o in cash, if delivered in person at any full-service banking office of Community Bank, although we request that you exchange cash for a check with any of our tellers;

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current passbook rate from the date payment is received until completion of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of CBCT Bancshares, Inc. common stock has been sold or the plan of conversion is terminated, whichever is earlier.

         If a subscriber authorizes Community Bank to withdraw the amount of the purchase price from his deposit account, Community Bank will do so as of the effective date of the conversion.

Community Bank will waive any applicable penalties for early withdrawal from certificate accounts.

         In the event of an unfilled amount of any subscription order, Community Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion. If for any reason the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Community Bank.

         If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the public offering if shares remain to be sold in the offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that the subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of CBCT Bancshares, Inc. common stock in the subscription offering and direct community offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make the purchases for the exclusive benefit of the IRAs. IRAs maintained at Community Bank are not self-directed IRAs and any interested parties wishing to use IRA funds for stock purchases may do so, but are advised to contact the stock information center at
(512) ________ for additional information.

         The records of Community Bank will be deemed to control with respect to all matters related to the existence of subscription rights and one's ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to applicable rules and regulations, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for that person's account. Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that the person has no agreement or understanding regarding the sale or transfer of the shares. Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

         Community Bank will refer to the Texas Savings and Loan Department and the FDIC any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Delivery of Certificates

         Certificates representing common stock issued in the conversion will be mailed by CBCT Bancshares, Inc.'s transfer agent to the persons entitled thereto at the addresses of the persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by CBCT Bancshares, Inc. until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

         Various regulatory approvals are required in order to consummate the conversion. The Texas Savings and Loan Department has approved the plan of conversion and the FDIC has issued its non-objection to the conversion, subject to approval by Community Bank's members and other standard conditions. CBCT Bancshares, Inc.'s holding company application with the Federal Reserve Board has been approved.

         CBCT Bancshares, Inc. is required to make certain filings with state securities regulatory authorities in connection with the issuance of CBCT Bancshares, Inc. common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Conversion

         All shares of common stock purchased in connection with the conversion by a director or an executive officer of CBCT Bancshares, Inc. and Community Bank will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Texas Savings and Loan Department. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

         Purchases of common stock of CBCT Bancshares, Inc. by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Texas Savings and Loan Department. This restriction does not apply, however, to negotiated transactions involving more than 1% of CBCT Bancshares, Inc.'s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to FDIC regulations, CBCT Bancshares, Inc. will generally be prohibited from repurchasing any shares of the common stock for a period of three years following the conversion other than pursuant to (a) an offer to all stockholders on a pro rata basis which is approved by the FDIC or (b) the repurchase of qualifying shares of a director, if any.

         The above limitations are subject to FDIC policies which generally provide that CBCT Bancshares, Inc. may repurchase its capital stock provided:

         o no repurchases occur within the first six months following the conversion;

         o repurchases during the second six months following the conversion do not exceed 5% of its outstanding capital stock, subject to certain exceptions, and repurchases prior to the third anniversary of the conversion do not exceed 25% of its outstanding capital stock;

         o repurchases prior to the third anniversary of the conversion are part of an open-market stock repurchase program;

         o the repurchases do not cause Community Bank to become undercapitalized; and

         o Community Bank provides to the FDIC no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and the program is not disapproved by the FDIC.

The FDIC may permit stock repurchases in excess of these amounts prior to the third anniversary of the conversion if exceptional circumstances are shown to exist.

                        PROPOSED PURCHASES BY MANAGEMENT

         The following table sets forth, for each of Community Bank's directors and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.


                                                            At the Minimum of the              At the Maximum of
                                                          Estimated Offering Range          Estimated Offering Range
                                                        -------------------------------  ------------------------------
                                                                          As a Percent                      As a Percent
                                                             Number of     of Shares        Number of        of Shares
                Name                          Amount           Shares       Offered          Shares           Offered
----------------------------------------   ------------ ----------------- -------------  ---------------  -------------
Vernon L. Richards                          $  10,000            1,000       0.51%              1,000          0.38%
Clinton M. Wright                               1,000              100       0.05                 100          0.04
Mike C. Maney                                 100,000           10,000       5.12              10,000          3.78
Gordon N. Fowler                              100,000           10,000       5.12              10,000          3.78
James A. Cowan                                100,000           10,000       5.12              10,000          3.78
Rodney E. Langer                               25,000            2,500       1.28               2,500          0.95
Brad M. Hurta                                  30,000            3,000       1.53               3,000          1.13
Georgina Chronis                                1,500              150       0.08                 150          0.06
Barry W. Hannath                              100,000           10,000       5.12              10,000          3.78
Lynn D. Frerich                                 7,500              750       0.38                 750          0.28
Nancy M. Janeck                                 2,000              200       0.10                 200          0.08

All directors and executive
officers as a group (11 persons)              477,000           47,700      24.40%             47,700         18.03%


                        Consolidated Statements of Income

                  Years Ended December 31, 1999, 1998, and 1997


                                            1999          1998         1997
                                        ------------  ------------ ------------
Interest and dividend income:
Interest and fees on loans               $1,877,775    $1,888,503   $1,768,018
Debt securities:
Taxable                                   1,001,765       513,324      648,525
Tax-exempt                                    9,486        11,140       12,326
Interest on deposits in banks               131,211       146,170       68,163
Dividends                                    30,051        30,099       28,131
                                         ----------    ----------   ----------
Total interest and dividend income        3,050,288     2,589,236    2,525,163
                                         ----------    ----------   ----------
Interest expense:
Deposits                                  1,542,254     1,545,409    1,476,640
Federal Home Loan Bank advances             360,107        15,099        7,498
                                         ----------    ----------   ----------
Total interest expense                    1,902,361     1,560,508    1,484,138
                                         ----------    ----------   ----------
Net interest income                       1,147,927     1,028,728    1,041,025

Provision for loan losses                        -             -         3,253
                                         ----------    ----------   ----------
Net interest income after
provision for loan losses                 1,147,927     1,028,728    1,037,772
                                         ----------    ----------   ----------
Noninterest income:
Service charges and other income            112,915        82,949       70,885
Net gains on sales of loans                  51,231        51,050            -
Net gains on sales of securities             76,091        30,396            -
                                         ----------    ----------   ----------
Total noninterest income                    240,237       164,395       70,885
                                         ----------    ----------   ----------
Noninterest expenses:
Salaries and employee benefits              454,406       348,560      365,820
Occupancy and equipment expenses            183,201       138,390      102,603
Other operating expenses                    511,767       403,251      378,201
                                         ----------    ----------   ----------
Total noninterest expenses                1,149,374       890,201      846,624
                                         ----------    ----------   ----------
Income before income taxes                  238,790       302,922      262,033

Income tax expense                           71,108        90,618       86,340
                                         ----------    ----------   ----------
Net income                              $   167,682   $   212,304  $   175,693
                                         ==========    ==========   ==========

Notes to consolidated financial statements form an integral part of these statements.
                                       46

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The following discussion is intended to assist in understanding the financial condition and results of operations of Community Bank. The discussion and analysis does not include any comments relating to CBCT Bancshares, Inc., since CBCT Bancshares, Inc. has no significant operations. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements and the other sections contained in the prospectus.

         Community Bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Community Bank's results of operations also are affected by the level of its noninterest income and expenses and income tax expense.

Forward-Looking Statements

         This prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of CBCT Bancshares, Inc. and Community Bank. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Management Strategy

         Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market area. Our commitment is to provide a broad range of products and services to meet the needs of our customers. As part of this commitment, we are looking to increase our emphasis on commercial and consumer business products and services. In addition, we are continually looking at cost-effective ways to expand our market area.

         Financial highlights of our strategy include:

         o Continuing as a Diversified Lender. We have been successful in diversifying our loan portfolio to reduce our reliance on any one type of loan. Since 1997, we have increased the percentage of our loan portfolio consisting of consumer and commercial real estate and commercial business loans from 26% to 46% as of December 31, 1999. This diversification, however, increases the potential credit risk of our loan portfolio. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial percentage of consumer and commercial real estate and commercial business loans."

         o Continuing Our Strong Asset Quality. Since 1995, our ratio of non-performing assets to total assets has not exceeded .42% and at December 31, 1999 this ratio was .16%.

         o Continuing Our Strong Capital Position. As a result of our conservative risk management and consistent profitability, we have historically maintained a strong capital position. At December 31, 1999, our ratio of equity to total assets was 7.0%.

         o Efforts to Increase Transaction Accounts. As part of our emphasis on commercial and consumer business products and services, we are attempting to increase our non-certificate deposit accounts, including transaction accounts. During 1999, our non-certificate deposit accounts increased from $6.0 million to $7.0 million.

         All of these are designed to improve our profitability.

Asset and Liability Management and Market Risk

         Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

         How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted investment/asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability policies of Community Bank which are implemented by the investment/asset and liability management committee. The investment/asset and liability management committee is chaired by Mike Maney and is comprised of members of our board of directors and senior management. The purpose of the investment/asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The investment/asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The investment/asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The investment/asset and liability management committee recommends appropriate strategy changes based on this review. The President or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

         In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

         o originating adjustable rate mortgage loans and commercial business loans,

         o        originating shorter-term consumer loans,

         o managing our deposits to establish stable deposit relationships,

         o acquiring longer-term borrowings at fixed interest rates, when appropriate, to offset the negative impact of longer-term fixed rate loans in our loan portfolio, and

         o selling to the secondary market fixed-rate residential loans originated by us.

At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the investment/asset and liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin. In the future, we intend to increase our emphasis on the origination of relatively short-term and/or adjustable rate loans.

         The investment/asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Community Bank.

         The following table presents the contractual maturities and repricing data of the Bank's interest-earning assets and interest-bearing liabilities, commonly called a "gap" report. It gives an indication of the Bank's interest rate sensitivity position; however, it is used by management in conjunction with other reports to determine plans and strategies for managing the interest rate risk of the Bank. The gap report has limitations; for example, all savings, NOW, and money market deposit accounts are shown as maturing within the 90 day timeframe; in reality, these deposits are relatively stable and do not turn over or reprice as frequently as the static gap report suggests. In addition, no prepayment assumptions have been made with regard to interest-earning assets.


                                         Within     90 days   1 to 3     Over
                                         90 days   to 1 Year  Years     3 Years      Total
                                        --------- ---------- --------- ------------ ---------
                                                        (Dollars in Thousands)
Interest-Earning Assets:
   Deposits in banks                    $  1,691   $    ---    $    ---   $    ---  $   1,691
   Investment securities                     ---      4,319          72     11,886     16,277
   Loans                                   1,435      2,779       4,101     13,577     21,892
   Other interest-earning assets             ---        ---         ---        496        496
                                        --------   --------    --------   --------  ---------
   Total interest-earning assets           3,126      7,098       4,173     25,959     40,356
                                        ========   ========    ========   ========  =========
Interest-Bearing Liabilities:
   Passbook savings accounts               1,770        ---         ---        ---      1,770
   NOW and money market accounts           4,851        ---         ---        ---      4,851
   Time deposit accounts                   7,920     12,444       3,972      1,019     25,355
   Federal Home Loan Bank advances         1,234      1,720       4,438        ---      7,392
                                        --------   --------    --------   --------  ---------
   Total interest-bearing liabilities     15,775     14,164       8,410      1,019     39,368
                                        ========   ========    ========   ========  =========
Interest sensitivity gap                $(12,649)  $ (7,066)   $ (4,237)
                                        ========   ========    ========
Cumulative gap                          $(12,649)  $(19,715)   $(23,952)
                                        ========   ========    ========
Ratio of interest-earning assets to
   interest-bearing liabilities           (19.82)%   (50.11)%    (49.62)%
                                        ========   ========    ========


         As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Changes in Financial Condition from December 31, 1998 to December 31, 1999

         General. Our total assets increased by $3.0 million or 7.5% to $42.8 million at December 31, 1999 compared to $39.8 million at December 31, 1998. The increase was primarily due to a $2.8 million or 20.7% increase in securities, which totaled $16.3 million at December 31, 1999 compared to $13.5 million at December 31, 1998.

         Loans. Our net loan portfolio increased from $20.9 million at December 31, 1998 to $21.7 million at December 31, 1999. The increase in the loan portfolio over this time period was due to increased loan demand caused by our efforts to expand Community Bank's commercial and consumer lending. The loan portfolio increased in all categories, except the one-to four-family category, with the largest increase occurring in the commercial real estate category, from $2.9 million at December 31, 1998 to $3.7 million at December 31, 1999.

         Securities. Available for sale securities amounted to $16.3 million at December 31, 1999, and $7.5 million at December 31, 1998. The increase of $8.8 million or 117% was primarily due to the reclassification of securities held to maturity into the available-for-sale category and the purchase of additional securities partially match-funded by Federal Home Loan Bank advances, to increase income.

         Liabilities. Our total liabilities increased $3.3 million or 9.0% to $39.8 million at December 31, 1999 compared to $36.5 million at December 31, 1998. This increase was due primarily to an increase in Federal Home Loan Bank advances of $3.4 million, principally to fund the increase in securities and loans.

         Equity. Total equity amounted to $3.0 million at December 31, 1999 and $3.3 million or 8.4% at December 31, 1998. The decrease in equity over the period was due to a change in accumulated other comprehensive income from a gain of $300,000 at December 31, 1998 to a loss of $215,000 at December 31, 1999, partially offset by net income of $168,000 during 1999. The changes in accumulated other comprehensive income resulted from net unrealized losses in our available-for-sale securities due to an increase in interest rates.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.


                                                                 Years Ended December 31,
                                    ----------------------------------------------------------------------------------------
                                                      1999                                      1998
                                   ------------------------------------------- --------------------------------------------
                                                     Interest                                    Interest
                                       Average       Earned/        Yield/       Average         Earned/        Yield/
                                       Balance        Paid          Rate         Balance          Paid          Rate
                                    ------------ -------------- -------------- ------------- -------------- ----------------
                                                                  (Dollars in Thousands)
Interest-Earning Assets:
   Deposits in banks                     $  2,633       $   131             4.98%  $  2,537       $   146             5.75%
   Investment securities                   16,505         1,011             6.13      8,752           524             5.99
   Loans                                   21,500         1,878             8.73     21,322         1,889             8.86
   Other interest-earning assets              544            30             5.51        494            30             6.07
                                         --------       -------          -------   --------       -------           ------
   Total interest-earning assets           41,182         3,050             7.41     33,105         2,589             7.82
                                                        -------          -------                  -------           ------
Noninterest-earning assets                  2,130                                     2,228
                                         --------                                  --------
   Total assets                          $ 43,312                                  $ 35,333
                                         ========                                  ========
Interest-Bearing Liabilities:
   Passbook savings accounts             $  1,520      $     41             2.70   $  1,241      $     34             2.74
   NOW and money market accounts            5,015           133             2.65      4,091           113             2.76
   Time deposit accounts                   26,305         1,368             5.20     25,662         1,398             5.48
 Federal Home Loan Bank advances            6,716           360             5.36        296            15             5.07
                                         --------       -------          -------   --------       -------           ------
   Total interest-bearing liabilities      39,556         1,902             4.81     31,290         1,560             4.99
                                                        -------          -------                  -------           ------
Noninterest-bearing liabilities and
   equity                                   3,756                                     4,043
                                         --------                                  --------
   Total liabilities and equity           $43,312                                   $35,333
                                         ========                                  ========
Net interest income                                     $ 1,148                                   $ 1,029
                                                        =======                                   =======
Net interest spread (1)                                                     2.60%                                     2.83%
                                                                          ======                                    ======
Net interest margin(2)                                                      2.79%                                     3.11%
                                                                          ======                                    ======

------------------
(1) The net interest spread is the difference between the average rate on interest-earning assets and interest-bearing liabilities.

(2) The net interest margin is net interest income divided by average earning assets.

Rate/Volume Analysis

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.




                                                  Years Ended December 31,
                                                        1999 vs. 1998
                                           -------------------------------------
                                              Increase (decrease)
                                                    due to              Total
                                           --------------------------  Increase
                                              Volume        Rate      (Decrease)
                                            ------------ ------------ ----------
Interest income:                                    (Dollars in Thousands)

Deposits in banks                           $      6      $   (21)     $   (15)
Investment securities                            464           23          487
Loans                                             16          (27)         (11)
Other earning assets                               3           (3)         ---
                                            --------      -------      -------
     Total interest income                       489          (28)         461
                                            --------      -------      -------

Interest expense:

Savings accounts                                   7          ---            7
NOW and money market accounts                     26           (6)          20
Time deposit accounts                             35          (65)         (30)
Federal Home Loan Bank advances                  326           19          345
                                            --------      -------      -------
     Total interest expense                      394          (52)         342
                                            --------      -------      -------
Net interest income                         $     95      $    24      $   119
                                            ========      =======      =======

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings and borrowings and the resultant interest rate spreads at December 31, 1999.


                                                         At
                                                    December 31,
                                                        1999
                                                    ------------
Weighted average yield on:
  Deposits in banks.............................       4.77%
  Investment securities.........................       6.06%
  Loans receivable..............................       8.63%
  FHLB stock....................................       5.72%
   Combined weighted average yield on
      interest-earning assets...................       7.39%

Weighted average rate paid on:
  Savings accounts..............................       2.50%
  NOW money market accounts.....................       2.65%
  Time deposit accounts.........................       4.93%
  Federal Home Loan Bank advances...............       5.29%
   Combined weighted average rate paid on
      interest-bearing liabilities..............       4.61%

Spread..........................................       2.78%
                                                       ====

Comparison of Results of Operations for the Years Ended December 31, 1998 and
1999

         General. We reported net income of $168,000 for the year ended December 31, 1999 and $212,000 for the year ended December 31, 1998.

         Net Interest Income. Net interest income increased $119,000 or 11.6% to $1.1 million for 1999 compared to 1998, reflecting a $461,000 or 17.8% increase in interest income, partially offset by a $342,000 or 21.9% increase in interest expense. Our interest rate spread decreased to 2.60% for 1999 compared to 2.83% for 1998. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104% for 1999 compared to 106% for 1998.

         Interest Income. The increase in interest income during the year ended December 31, 1999 was primarily due to an increase in the average balance of interest-earning assets offset by a lower yield. The average balance of the securities portfolio increased $7.8 million or 88.6% to $16.5 million for 1999 due to the shift of assets from short term money funds to investment securities and the purchase of securities partially match-funded by Federal Home Loan Bank advances to increase income. The average yield earned on our interest-earning assets decreased from 7.82% in 1998 to 7.41% in 1999, primarily due to a general decrease in market rates of interest.

         Interest Expense. The increase in interest expense during the year ended December 31, 1999 was primarily due to the increase of $6.4 million or 246.9% in the average balance of

Federal Home Loan Bank advances, primarily to fund the increase in securities and, to a lesser extent, loan growth. The average rate paid on interest-bearing liabilities decreased from 4.99% in 1998 to 4.81% in 1999, due to a general decrease in market rates of interest, partially offset by an increase in the average rate paid on advances from 5.07% in 1998 to 5.36% in 1999.

         Provision for Loan Losses. For the years ended December 31, 1999 and 1998, there was no provision for loan losses. At December 31, 1999, the ratio of our allowance for loan losses to non-performing loans was 293%, and the ratio of our allowance for loan losses to total loans was 0.91%. See "Business of Community Bank - Asset Quality - Allowance for Loan Losses."

         Other Operating Income. Other operating income amounted to $240,000 and $164,000 for the years ended December 31, 1999 and 1998, respectively. The increase consisted primarily of a $76,000 net gain from the sale of securities in 1999 compared to a $30,000 net gain in 1998, as well as a $30,000 increase in service charges and other income. The increase in service charges and other income was primarily due to an increase in rental income from third party brokerage activity.

         Other Operating Expenses. Other operating expenses increased $259,000 or 29.1% to $1.1 million for the year ended December 31, 1999 compared to $890,000 for the year ended December 31, 1998. This increase was primarily due to a $105,000 or 30.1% increase in compensation and benefits, a $45,000 or 32.6% increase in occupancy and equipment costs and a $109,000 or 27.0% increase in other expenses. These increases resulted principally as a result of increased staffing, occupancy and other expenses related to a proposed new branch, which opened only as a loan production office and was subsequently closed. Approximately $50,000 was also related to Year 2000 expenses.

Liquidity and Commitments

         We are required to maintain minimum levels of investments that qualify as liquid assets under government regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At December 31, 1999, our regulatory liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings, was 51.18%.

         Community Bank's liquidity, represented by cash and cash equivalents and certain investment securities, is a product of its operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities and sales of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and to enhance our interest rate risk management.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, we maintain a strategy of investing in various lending products as described in greater detail under "Business of Community Bank - Lending Activities." We use our sources of funds primarily to meet ongoing commitments, to pay maturing time deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At December 31, 1999, the total approved loan origination commitments outstanding amounted to $1.6 million. At the same date, the unadvanced portion of construction loans was $795,000. There were no outstanding letters of credit at December 31, 1999. Time deposits scheduled to mature in one year or less at December 31, 1999, totaled $20.4 million. Investment and mortgage-backed securities scheduled to mature in less than one year at December 31, 1999 totaled $35,000. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Community Bank. Community Bank anticipates that we will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.

Capital

         Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $3.0 million at December 31, 1999, or 7.0% of total assets on that date. As of December 31, 1999, we exceeded all capital requirements of the FDIC and the Texas Savings and Loan Department. Our regulatory capital ratios at December 31, 1999 were as follows: core capital 7.8%; Tier I risk-based capital, 15.0%; and total risk-based capital, 15.9%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

                        BUSINESS OF CBCT BANCSHARES, INC.

         Community Bank is converting to the stock form of organization and will become a wholly owned subsidiary of CBCT Bancshares, Inc. CBCT Bancshares, Inc. initially will not be an operating company and, after the conversion, is not expected to engage in any significant business activity other than to hold the common stock of Community Bank and the employee stock ownership plan loan, and to invest the funds retained by it.

         CBCT Bancshares, Inc. is not expected to own or lease real or personal property initially, but will instead use the facilities of Community Bank. At the present time, CBCT Bancshares, Inc. does not intend to employ any persons other than certain officers of Community Bank, but will utilize the support staff of Community Bank from time to time.

                           BUSINESS OF COMMUNITY BANK

General

         Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. We also originate commercial real estate and, to a much lesser extent, construction and commercial business loans.

         Our revenues are derived principally from interest on loans and investment and mortgage-backed securities. We also generate revenue from service charges and other income.

         We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, NOW and non-interest bearing demand deposit accounts and time deposit accounts with varied terms ranging from 30 days to 60 months. We solicit deposits in our primary market area of Bastrop County and we have not accepted brokered deposits.

Market Area

         We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Smithville, Texas, and have one full service banking office primarily serving Bastrop County, Texas. We also originate loans in our primary market area and the greater metropolitan Austin, Texas area. See "-Consumer and Other Lending."

Lending Activities

         General. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. Our fixed rate one- to four-family residential loans are originated for sale to the secondary market. At December 31, 1999, our net loan portfolio totaled $21.7 million, which constituted 50.7% of our total assets.

         Secured loans up to $10,000 may be approved by the consumer loan officer, up to $25,000 by the vice president of lending and up to $75,000 by the President. Any secured loan over the individual approval limits must be approved by the executive committee. Unsecured loans may be approved by these individuals up to $1,000, $5,000 and $10,000, respectively.

         At December 31, 1999, the maximum amount which we could have loaned to any one borrower and the borrower's related entities was approximately $500,000. Our largest lending relationship to a single borrower or group of related borrowers consisted of one loan for $327,000 secured by a homestead located in Austin, Texas. At December 31, 1999, this loan was current and performing in accordance with its terms.

         The following table presents information concerning the composition of Community Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                 December 31,
                                           -----------------------------------------------------
                                                 1999               1998              1997
                                            ----------------   --------------   ----------------
                                            Amount   Percent   Amount Percent   Amount   Percent
                                            ------   -------   ------ -------   ------   -------
                                                            (Dollars in Thousands)
Real Estate Loans:
   One- to four-family residential         $11,627       53%  $13,218     63%   $15,876      74%
   Multi-family residential                    137        1       ---    ---        ---     ---
                                           -------      ---   -------    ---    -------     ---
     Total residential loans                11,764       54    13,218     63     15,876      74
   Commercial real estate                    4,122       18     2,940     14      2,581      12
   Construction loans                        1,125        5       864      4        582       3
                                           -------      ---   -------    ---    -------     ---
     Total real estate loans                17,011       77    17,022     81     19,039      89
                                           -------      ---   -------    ---    -------     ---
Consumer Loans:
   Home equity                                 568        3       455      2         79     ---
   Automobile loans                          3,040       14     2,853     13      1,825       8
   Other personal and installment loans      1,315        6       783      4        626       3
                                           -------      ---   -------    ---    -------     ---
     Total consumer loans                    4,923       23     4,091     19      2,530      11
                                           -------      ---   -------    ---    -------     ---
Unearned discount                              ---                 (3)               (3)
Unamortized loan fees and costs                (42)               (39)              (39)
                                           -------            -------           -------
     Total loans                            21,892      100%   21,071    100%    21,527     100%
                                                        ===              ===                ===
Allowance for loan losses                     (199)              (181)             (157)
                                           -------            -------           -------
     Net loans receivable                  $21,693            $20,890           $21,370
                                           =======            =======           =======


         The following schedule illustrates the contractual maturity of Community Bank's loan portfolio at December 31, 1999. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.


                                                   Over One
                                        One Year    Year to  Over Five
                                         or Less  Five Years   Years     Total
                                        --------- ---------- --------- -------
                                                      (In Thousands)

One- to four-family residential loans    $1,684   $  6,432    $3,511   $11,627
All other loans                           2,530      7,000       777    10,307
                                         ------   --------    ------   -------
                                         $4,214   $ 13,432    $4,288    21,934
                                         ======   ========    ======
Unamortized fees and costs                                                 (42)
Allowance for loan losses                                                 (199)
                                                                       -------
     Net loans                                                         $21,693
                                                                       =======

         Of our total loans of $21.9 million at December 31, 1999, approximately $11.6 million have fixed rates of interest and approximately $10.3 million have adjustable rates of interest.

         One- to Four-Family Residential Real Estate Lending. At December 31, 1999, one- to four-family residential mortgage loans totaled $11.6 million, or 53% of our gross loan portfolio. We generally underwrite our one- to four-family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 90% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are generally appraised by independent fee appraisers approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

         We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with Freddie Mac and other local financial institutions, and consistent with our internal needs. Adjustable-rate mortgage, or ARM loans, are offered with either a one-year, three-year or, to a lesser extent, five-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts on an annual basis. We use the weekly average of the appropriate term Treasury Bill Constant Maturity to reprice our ARM loans. During the year ended December 31, 1999, we originated $1.4 million of one- to four-family ARM loans and $5.3 million of one- to four-family fixed rate mortgage loans.

         Fixed-rate loans originated for sale to the secondary market are secured by one- to four-family residences and have contractual maturities of up to 30 years, they are generally fully amortizing, with payments due monthly. A significant change in the current level of interest rates could alter the average life of a residential loan in our portfolio considerably. Our one- to four-family loans do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using underwriting guidelines which make them saleable in the secondary market. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

         Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years and payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

         ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See "- Asset Quality --Non-Performing Assets" and "-- Classified Assets." At December 31, 1999, our one- to four-family ARM loan portfolio totaled $[__] million, or [__]% of our gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $[__] million, or [__]% of our gross loan portfolio.

         Multi-Family Residential and Commercial Real Estate Lending. We offer a variety of multi-family residential and commercial real estate loans. These loans are secured primarily by small retail establishments, rental properties, small office buildings and storage facilities located in our primary market area. At December 31, 1999, multi-family residential and commercial real estate loans totaled $4.3 million or 19% of our gross loan portfolio.

         Our currently originated loans secured by multi-family residential and commercial real estate are originated with an adjustable interest rate. The interest rate on these loans is generally tied to the prime rate of interest. Loan-to-value ratios on our multi-family residential and commercial real estate loans typically do not exceed 70% of the appraised value of the property securing the loan. These loans typically require monthly payments, are fully amortizing and have maximum maturities of 20 years.

         Loans secured by multi-family residential and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential and commercial real estate loans are performed by independent state licensed fee appraisers approved by the board of directors. See "-- Loan Originations, Purchases, Sales and Repayments."

         Loans secured by multi-family residential and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family residential and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- NonPerforming Loans."

         Construction and Development Lending. We originate construction loans to builders and to individuals for the construction of their residences. Substantially all of these loans are secured by property located within our market area or within the greater metropolitan Austin, Texas area. At December 31, 1999, we had $1.1 million in construction and development loans outstanding, representing 5% of our gross loan portfolio.

         Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from existing customers and realtors. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and the cost of construction, including the land and the building. We generally conduct regular inspections of the construction project being financed.

         Loans to individuals for the construction of their residences may be either short term construction financing or a construction/permanent loan which automatically converts to a long term mortgage consistent with our one- to four-family residential loan products. Loan-to-value ratios on our construction and development loans typically do not exceed 85% of the appraised value of the project on an as completed basis. Single family construction loans with a loan-to-value ratio over 80% require private mortgage insurance.

         Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

         Consumer and Other Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 1999, our consumer loan portfolio totaled $4.9 million, or 23% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity loans, auto loans, boat and recreational vehicle loans and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer loans in our market area.

         Our home equity loans totaled $568,000, and comprised 3% of our gross loan portfolio at December 31, 1999. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 80% of the value of the property securing the loan. The term to maturity on our home equity loans may be up to 20 years.

         We originate auto loans, boat loans and recreational vehicle loans on a direct basis. These loans totaled $3.0 million at December 31, 1999, or 14% of our gross loan portfolio. Auto, boat and recreational vehicle loans may be written for up to five years and usually have fixed rates of interest. Loan to value ratios for automobile loans are up to 100% of the sales price for new autos and up to 100% of value on used cars, based on valuation from official used car guides.

         Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our Loan Portfolio Possesses Increased Risk Due to Our Substantial Number of Consumer, Commercial and Construction Real Estate and Commercial Business Loans."

         We intend to expand our consumer and other lending in the future to include commercial business lending. Commercial business loans are loans extended to finance local businesses and include short term loans to finance machinery and equipment purchases and inventory.

         Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). Commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Loan Originations, Purchases, Sales and Repayments

         We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market interest rates, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. From time to time, we sell fixed rate, one- to four-family residential loans. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.

         In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

         The following table shows the loan origination and repayment activities of Community Bank for the periods indicated, and includes loans originated for both our own portfolio and for sale in the secondary market.


                                       Years Ended December 31,
                                    ---------------------------
                                         1999         1998
                                    ------------ --------------
                                          (In Thousands)

Total loans, beginning of year         $21,071       $21,527
                                       -------       -------
Loan originations:
   Real estate mortgage loans            9,414         7,450
   Consumer loans                        2,405         2,564
   Other loans                             173           194
                                       -------       -------
      Total loan originations           11,992        10,208
                                       -------       -------
Loan repayments and sales              (11,171)      (10,664)
                                       -------       -------
Total loans, end of year               $21,892       $21,071
                                       =======       =======

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



Asset Quality

         When a borrower fails to make a payment on a mortgage loan on or before the default date, we mail a delinquency notice to the borrower when the loan is 10 days past due. When the loan is 15 days past due, we mail a subsequent delinquent notice to the borrower. All delinquent accounts are reviewed by loan personnel, who attempt to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact by phone or send a personal letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. Once the loan becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

         For consumer loans a similar process is followed, with the initial written contact being made once the loan is 7 days past due. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure.

         Delinquent Loans. The following table sets forth our loans delinquent 60 - 89 days by type, number, amount and percentage of type at December 31, 1999.

                                     Loans Delinquent For:
                        ------------------------------------------------   Total Loans Delinquent
                                 60-89 Days             90 Days and Over      60 Days and Over
                        ------------------------ ------------------------ -----------------------

                                        Percent                  Percent                 Percent
                                        of Loan                  of Loan                 of Loan
                         Number Amount  Category Number Amount  Category  Number  Amount Category
                        ------- ------- -------- ------ ------- --------- ------ ------- --------
                                                 (Dollars in Thousands)
Real Estate:
------------
   Residential.........   ---    $  ---    ---%       1  $  60      0.50%    1   $  60    0.50%
   Commercial..........   ---       ---    ---      ---    ---       ---   ---     ---     ---
   Construction........   ---       ---    ---      ---    ---       ---   ---     ---     ---

Other:
------------
  Consumer.............   ---       ---    ---        3      8      0.18   ---       8    0.18
  Commercial...........   ---       ---    ---      ---    ---       ---     3     ---     ---
                         ----    ------   ----     ----  -----     -----  ----   -----   -----
Total..................   ---    $  ---               4  $  68               4   $  68
                         ====    ======            ====  =====            ====   =====

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. All consumer installment loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income.

         Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. Any future write-downs, expenses related to the assets, and any gain or loss. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

                                                        December 31,
                                             ----------------------------------
                                               1999         1998         1997
                                             --------- ------------- ----------
                                                      (In Thousands)
Non-accruing loans:
   One-to-four family residential            $    60     $    84     $    26
   Consumer                                        1          17          14
                                             -------     -------     -------
     Total                                        61         101          40
                                             -------     -------     -------
Accruing loans past due 90 days and over:
   One-to-four family residential                ---           3         ---
   Consumer                                        7         ---           2
                                             -------     -------     -------
     Total                                         7           3           2

Total non-performing loans                        68         104          42
                                             =======     =======     =======

Foreclosed assets                                ---         ---         ---

Total non-performing assets                  $    68     $   104     $    42

Allowance for loan losses                    $   199     $   181     $   157
                                             =======     =======     =======

Coverage of non-performing loans                 293%        174%        374%
                                             =======     =======     =======
Non-performing assets as a percentage
   of total assets                              0.16%       0.26%       0.13%
                                             =======     =======     =======

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of December 31, 1999, there was also an aggregate of $144,000 in net book value of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in

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



the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

         Classified Assets. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC, which may order the establishment of additional general or specific loss allowances.

         In connection with the filing of our periodic reports with the FDIC and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at December 31, 1999, we had classified $209,000 of our assets as substandard, $6,000 as doubtful and $3,000 as loss. The total amount classified represented 7.26% of our equity capital and 0.5% of our assets at December 31, 1999.

         Provision for Loan Losses. The provision for loan losses is charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses during the year ended December 31, 1999 was based on management's review of such factors which indicated that the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of December 31, 1999.

         Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

         The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

         The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

         The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

         At December 31, 1999, our allowance for loan losses was $199,000 or .91% of the total loan portfolio and approximately 293% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolios.

         The following table sets forth an analysis of our allowance for loan losses.

                                                      Years Ended December 31,
                                                    ----------------------------
                                                     1999      1998       1997
                                                    ------- ---------- ---------
                                                        (Dollars in Thousands)

Total loans outstanding (at end of period)          $21,892   $21,071   $21,527
                                                    =======   =======   =======
Average loans outstanding (period to date)          $21,485   $21,299   $19,901
                                                    =======   =======   =======
Allowance for loan losses, beginning of period      $   181   $   157   $   157

Loan charge-offs:
     One-to-four family residential                     ---       ---        --
     Consumer loans                                     (12)      ---        (3)
        Total loan charge-offs                          (12)      ---        (3)
                                                    -------   -------   -------
Loan recoveries:
     One-to-four family residential                      30        24       ---
     Consumer loans                                     ---       ---       ---
                                                    -------   -------   -------
        Total loan recoveries                            30        24       ---
                                                    -------   -------   -------
Net loan (charge-offs) recoveries                        18        24        (3)
Provision charged to operations                         ---       ---         3
                                                    -------   -------   -------
Allowance for loan losses, end of period            $   199   $   181   $   157
                                                    =======   =======   =======
Ratio of net loan charge-offs during the period
   to average loans outstanding                        0.08%    (0.11)%    0.02%
                                                       ====     =====      ====
Provision as a percentage of average loans             0.00%     0.00%     0.02%
                                                       ====     =====      ====
Allowance as a percentage of total loans               0.91%     0.86%     0.73%
                                                       ====     =====      ====
         At December 31, 1999, Community Bank had no specific loan loss reserves and general, unallocated loan loss reserves of $199,000. We believe that anticipated loan losses over the next year will not exceed these amounts.

Investment Activities

         The Bank is authorized to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated Community Bank" for a discussion of additional restrictions on our investment activities.

         The president has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the investment/asset liability committee. The president considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

         The current objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

         Our investment securities currently consist of state and political subdivision securities, mortgage-backed securities, and corporate obligations. See Note 2 of the Notes to Consolidated Financial Statements. Our mortgage-backed securities portfolio currently consists of securities issued under government-sponsored agency programs.

         While mortgage-backed securities, carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the securities.

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. Statement of Financial Accounting Standards No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Community Bank does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         The following table sets forth the composition of our investment and mortgage-related securities portfolio and other investments at the dates indicated. Our investment securities portfolio at December 31, 1999, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies, other than one investment in G.E. Capital Mortgage Services, Inc. with a total market value of $4.2 million as of December 31, 1999.


                                                         December 31,
                                       ----------------------------------------------
                                           1999              1998            1997
                                       --------------- --------------- --------------
                                       Carrying  % of  Carrying  % of  Carrying  % of
                                         Value   Total   Value   Total   Value   Total
                                       -------- ------ -------- ------ -------- -----
                                                     (Dollars in Thousands)

Securities available for sale
     (at fair value):
   State and political subdivisions    $   148     1%  $  ---    ---%  $  ---    ---%
   Mortgage-backed securities           15,898    98    7,031     94    2,497     90
   Other                                   231     1      445      6      290     10
                                       -------   ---   ------    ---   ------    ---
     Total                             $16,277   100%  $7,476    100%  $2,787    100%
                                       =======   ===   ======    ===   ======    ===
Securities to be held to maturity
     (at amortized cost):
   State and political subdivisions    $   ---   ---%  $  175      3%  $  205      3%
   Mortgage-backed securities              ---   ---    5,838     97    6,567     97
   Other                                   ---   ---      ---    ---      ---    ---
                                       -------   ---   ------    ---   ------    ---
     Total                             $   ---   ---%  $6,013    100%  $6,772    100%
                                       =======   ===   ======    ===   ======    ===


         The composition and maturities of the investment securities and mortgage-backed securities portfolio, excluding Federal Home Loan Bank stock and our trading portfolio as of December 31, 1999 are indicated in the following table.


                                       Less than 1 Year   1 to 5 Years  5 to 10 Years    Over 10 Years   Total Securities
                                      -----------------  -------------- --------------  ---------------- -----------------
                                                Average         Average        Average           Average          Average
                                       Amount    Yield   Amount  Yield  Amount  Yield    Amount   Yield   Amount   Yield
                                      -------- --------  ------ ------- ------ -------  -------  ------- ------- ---------
                                                                          (Dollars in Thousands)
Securities available for sale:
     State and political subdivisions  $ 35      5.75%    $110   5.75%  $ ---   ---%    $   ---    ---%    $   145  5.75%
     Mortgage-backed securities         ---       ---      ---    ---     971  5.47      14,926   6.20      15,898  6.16
     Other                              ---       ---      ---    ---     ---   ---         234    ---         234   ---
                                       ----      ----     ----   ----   -----  ----     -------   ----     -------  ----
           Total                       $ 35      5.75%    $110   5.75   $ 971  5.47%    $15,160   6.11%    $16,277  6.06%
                                       ====      ====     ====   ====   =====  ====     =======   ====     =======  ====


Sources of Funds

         General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

         Deposits. We offer a variety of deposit accounts to both consumer and businesses having a wide range of interest rates and terms. Our deposits consist of NOW accounts, time deposit accounts, savings and money market and demand accounts and certificates of deposit. We solicit deposits in our market areas and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

         The following table sets forth our deposit flows during the periods indicated.


                                                    Years Ended December 31,
                                               ---------------------------------
                                                  1999      1998         1997
                                               --------- ----------- -----------
                                                       (Dollars in Thousands)

Deposits to deposit accounts................   $ 36,324   $ 27,635     $ 20,005
Withdrawals from deposit accounts...........    (37,292)   (26,924)     (20,923)
Interest credited to deposit accounts.......      1,184      1,206        1,159
                                               --------   --------     --------
     Net increase...........................        216      1,917          241

Opening balance of deposit accounts.........     32,138     30,221       29,980
                                               --------   --------     --------
Ending balance of deposit accounts..........    $32,354    $32,138      $30,221
                                               ========   ========     ========
Percent annual increase in deposit accounts.      0.67%      6.34%        0.80%
                                                  ===        ====         ====

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.


                                               December 31
                                --------------------------------------
                                       1999                 1998
                                ------------------ -------------------
                                 Amount    Percent     Amount  Percent
                                -------- --------- ----------- -------
                                         (Dollars in Thousands)

Noninterest-bearing accounts    $   377       1%     $   200       1%
Savings accounts                  1,770       5        1,326       4
NOW and money market accounts     4,852      15        4,438      14
                                -------     ---
    Total non-certificates        6,999      21
                                -------     ---
Certificates of deposit:
    4.00% to 4.99%               15,230      47
    5.00% to 5.99%                7,120      22
    6.00% to 6.99%                3,005      10
                                -------     ---
    Total certificates           25,355      79       26,174      81
                                -------     ---      -------     ---
           Total deposits       $32,354     100%     $32,138     100%
                                =======     ===      =======     ===

         The following table shows rate and maturity information for Community Bank's certificates of deposit as of December 31, 1999.


                                                       Weighted Average
                                           Amount            Rate
                                        -------------- ----------------
                                            (Dollars in Thousands)
Certificate accounts maturing within:
One month                                 $  3,492             5.38%
One to three months                          4,329             4.69
Three to six months                          6,169             4.93
Six to nine months                           3,533             4.91
Nine to twelve months                        2,842             4.71
Twelve to eighteen months                    2,814             4.81
Eighteen months to two years                   784             4.92
Over two years                               1,392             5.33
                                          --------             ----
     Total                                $ 25,355             4.93%
                                          ========             ====

         The following table indicates the amount of Community Bank's certificates of deposit and other deposits by time remaining until maturity as of December 31, 1999.

                                             Maturity
                                               Over
                               3 Months       3 to 12       Over
                                or Less       Months      12 months      Total
                              ----------- ------------- -------------- ---------
                                                    (In Thousands)
Certificates of deposit
  less than $100,000.......       $7,186     $10,992       $4,278       $22,456

Certificates of deposit
  of $100,000 or more......          635       1,552          712         2,899
                                  ------     -------       ------       -------
Total certificates of
  deposit..................       $7,821     $12,544       $4,990       $25,355
                                  ======     =======       ======       =======

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



         Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Dallas. See Note 8 of the Notes to Consolidated Financial Statements.

         We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 1999, we had $7.4 million in Federal Home Loan Bank advances outstanding.

         The following table sets forth certain information as to our Federal Home Loan Bank advances for the periods indicated.


                                                     Years Ended December 31,
                                                 ------------------------------
                                                      1999             1998
                                                 -------------   --------------
                                                     (Dollars in Thousands)
Federal Home Loan Bank advances:
   Maximum balance                                $   8,000         $  4,000

   Average monthly balance                            6,716              296

   Amount outstanding at end of year                  7,392            4,000

   Weighted average interest rate of advances         5.36%            5.07%

Subsidiary and Other Activities

         At December 31, 1999, Community Bank had a $1,000 investment in an inactive subsidiary. The subsidiary was engaged in securities brokerage activities through a third party from 1993 through 1998. Effective January 1, 1999, its operations were combined into Community Bank and the subsidiary became inactive.

Competition

         We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

         We attract all of our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. As of December 31, 1999, we believe that we hold less than 10% of the deposits in our primary market area.

Employees

         At December 31, 1999, we had a total of 16 employees, including two part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

         At December 31, 1999, we had one full service office. We own the office building in which our home office and executive offices are located, which was built in 1994. We also hold a piece of real estate in Manor, Texas for possible future expansion. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $1.3 million at December 31, 1999.

         We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Community Bank and CBCT Bancshares, Inc.

         We utilize a third party service provider to maintain our data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by us at December 31, 1999 was approximately $50,000.

Legal Proceedings

         From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

                                   MANAGEMENT

Management of CBCT Bancshares, Inc.

         The board of directors of CBCT Bancshares, Inc. consists of the same individuals who serve as directors of Community Bank. The board of directors of CBCT Bancshares, Inc. is divided into three classes, as equal as possible. The directors shall be elected by the stockholders of CBCT Bancshares, Inc. for three year terms, or until their successors are elected. One class of directors, consisting of James A. Cowan and Mike C. Maney, has a term of office expiring at the first annual meeting of stockholders. A second class, consisting of Georgina Chronis and Rodney E. Langer, has a term of office expiring at the second annual meeting of stockholders. The third class, consisting of Gordon N. Fowler, Jr., Brad M. Hurta and Barry Hannath, has a term of office expiring at the third annual meeting of stockholders.

         The following individuals are executive officers of CBCT Bancshares, Inc. and hold the offices set forth below opposite their names.


Executive            Position Held with
------------------   ------------------------------------------------------
Brad Hurta           President and Chief Executive Officer
Lynn Frerich         Vice President, Chief Operating Officer and Secretary

         The executive officers of CBCT Bancshares, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

         Information concerning the principal occupations, employment and compensation of the directors and executive officers of CBCT Bancshares, Inc. is set forth under "- Management of Community Bank" and "- Executive Officers Who Are Not Directors." Directors of CBCT Bancshares, Inc. initially will not be compensated by CBCT Bancshares, Inc. but will serve and be compensated by Community Bank. It is not anticipated that separate compensation will be paid to directors of CBCT Bancshares, Inc. until such time as these persons devote significant time to the separate management of CBCT Bancshares, Inc. affairs, which is not expected to occur until CBCT Bancshares, Inc. becomes actively engaged in additional businesses other than holding the stock of Community Bank. CBCT Bancshares, Inc. may determine that such compensation is appropriate in the future.

Management of Community Bank

         Because Community Bank is a mutual savings bank, its members have elected its board of directors. Upon completion of the conversion, the directors of Community Bank immediately prior to the conversion will continue to serve as directors of Community Bank in stock form. The board of directors of Community Bank in stock form will consist of seven directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because CBCT Bancshares, Inc. will own all the issued and outstanding capital stock of Community Bank following the conversion, the board of directors of CBCT Bancshares, Inc. will elect the directors of Community Bank.

         The following table sets forth certain information regarding the board of directors of Community Bank.

                                                                        Term of
                                                             Director    Office
           Name             Age(1)   Positions Held With       Since    Expires
--------------------------  ------  -----------------------  --------- --------

Vernon L. Richards            70    Director                    1991      2000
Clinton M. Wright             70    Director                    1993      2000
Mike C. Maney                 49    Director                    1991      2000
Gordon N. Fowler              50    Director                    1992      2000
James A. Cowan                56    Director                    1996      2000
Rodney E. Langer              58    Director                    1999      2000
Brad M. Hurta                 34    President and Director      1999      2000
Georgina Chronis              43    Director                    1999      2000
Barry W. Hannath              55    Director                    1983      2000
-------------------------

(1)      As of December 31, 1999.

         The business experience of each director for at least the past five years is set forth below.

         Vernon L. Richards. Mr. Richards retired in 1986 as an executive with Southwestern bell Telephone company. Mr. Richards currently has ranching interests in Smithville, Texas.

         Clinton M. Wright. Ms. Wright is the President and Financial Director of Pendergrass- People's Mortuary, Inc. in Smithville, Texas. Ms. Wright has held these positions since 1985.

         Mike C. Maney. Mr. Maney has been the owner of Maney Tax Service, a tax preparation service since 1999. Previously, he was the Foreman-Gas Measurement for Western Gas Resources, a natural gas pipeline, a position he retired from in October 1998, after 17 years.

         Gordon N. Fowler, Jr. Mr. Fowler is the owner/operator of Diamond F Ranch, a cattle operation located in Rosanky, Texas. Prior to 1997, Mr. Fowler was the ranch manager of Double D Ranch, located in Rosanky, Texas.

         James A. Cowan. Mr. Cowan is a self-employed consultant in the telecommunications field.

         Rodney E. Langer. Mr. Langer retired as a Captain with Delta Airlines in July 1997.

         Brad M. Hurta. Mr. Hurta is the President of Community Bank, a position he has held since May 1999. Prior to this, he was the Senior Vice President of First State Bank, Smithville, Texas.

         Georgina Chronis. Ms. Chronis is the President of Clara Inc., which operates La Cabana Restaurant Chevron Store in Smithville, Texas. Ms. Chronis has held this position since 1985.

         Barry W. Hannath. Mr. Hannath is a self-employed rancher. From 1975 until 1993, Mr. Hannath was the President and Chief Executive Officer of Hannath Inc., a grocery store.

Executive Officers Who Are Not Directors

         Each of the executive officers of CBCT Bancshares, Inc. will retain office following the conversion. Officers are elected annually by the board of directors of CBCT Bancshares, Inc. The business experience for at least the past five years for each of the executive officers of CBCT Bancshares, Inc. who do not serve as directors is set forth below.

         Lynn D. Frerich. Age 29 years. Mr. Frerich serves as Vice President and Chief Operating Officer. He has been employed by Community Bank since 1999. Prior to joining, he was the Branch Manager of First State Bank of Bastrop, Texas.

         Nancy M. Janecek. Age 56 years. Ms. Janecek is a Vice President of CBCT Bancshares, Inc., at Community Bank. She has held this position since 1993, and originally started with Community Bank in 1986.

Meetings and Committees of the Board of Directors

         Our board of directors meets monthly. During the year ended December 31, 1999, the board of directors held 15 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

         We currently have standing Audit, Asset Review, Asset/Liability, Management Investment and Executive Committees. We do not have a standing Nominating Committee; rather, the Executive Committee performs this function.

         The Audit Committee is comprised of Vernon Richards, Clinton Wright, and Gordon Fowler, Jr. The Audit Committee meets as needed. The Audit Committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. This committee met five times in 1999. The Audit Committee also reviews the policies of the Bank and recommends approval to the Board.

         The Asset Review Committee is chaired by James Cowan, who is designated the Asset Review Officer and Clinton Wright and Gordon Fowler, Jr. as members. The Asset Review Committee meets quarterly or more frequently on an as needed basis. The Asset Review Committee reviews, identifies and classifies Community Bank's assets based on credit risk, in accordance with regulatory guidelines. This committee is also responsible for reviewing asset valuation and classification policies, as well as developing and monitoring asset disposition. This committee met four times in 1999.

         The Management Investment Committee is comprised of Brad Hurta, James Cowan, and Barry Hannath with Mike Maney as Chairman. The Management Investment Committee meets as needed. The Management Investment Committee reviews and monitors Community Bank' investment portfolio, liquidity position and interest rate risk. The committee is also responsible for reviewing and establishing loan and deposit interest rates. This committee met 15 times in 1999.

         The Executive Committee is comprised of Brad Hurta, Mike Maney and Vernon Richards with Barry Hannath as Chairman. The Executive Committee meets at least monthly or on an as needed basis. The Executive Committee is authorized to conduct any business which the full board of directors may conduct. The committee specifically reviews loan applications and the underwriting policy, monitors the performance of senior management and accounting personnel. In addition, the committee acts as a search and nominating committee for board members and senior management. This committee met 44 times in 1999.

Directors' Compensation

         Members of Community Bank's board of directors receive a fee of $375 per meeting attended and $100 per committee meeting attended.

Executive Compensation

         The following table sets forth a summary of certain information concerning the compensation paid by Community Bank, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 1999 to the President and Chief Executive Officer of Community Bank. No other executive officer of Community Bank received salary and bonus exceeding $100,000.

                                         Summary Compensation Table
---------------------------------------------------------------------------------------------------
                                                                         Long Term
                                                                         Compensation
                                          Annual Compensation              Awards
                                      ------------------------------ -------------------

                                                            Other     Restricted
                                                           Annual       Stock             All Other
                               Fiscal                    Compensation   Award    Options   Compen-
Name and Principal Position     Year    Salary    Bonus     ($)(1)      ($)(2)    (#)(2)   sation
-----------------------------  ------ ----------- ------ ------------ ---------- ------- ----------
Brad M. Hurta,                  1999   $44,692(3)  $---      ---          ---       ---     $---
President and Chief Executive
   Officer

-------------
(1) This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.

(2) As a mutual institution, Community Bank does not have any stock option or restricted stock plans. CBCT Bancshares, Inc. does, however, intend to adopt such plans following the conversion. See "- Benefits -- Other Stock Benefit Plans."

(3)      Employment began May 27, 1999.

Benefits

         General. Community Bank currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical insurance, dental insurance and life

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insurance, subject to certain deductibles and copayments by employees. Community
Bank also provides certain retirements benefits. See Note [16] of the Notes to Consolidated Financial Statements.

         401(k) and Profit Sharing Plan. Community Bank has a qualified, tax-exempt savings and profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code. Employees of CBCT Bancshares, Inc. and Community Bank may participate in this plan, beginning on the first of January or July after the employee has completed three months of service. Employees of CBCT Bancshares, Inc. and Community Bank who are active participants and have worked at least 1,000 hours during the plan year, are eligible for matching contributions.

         Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. In addition, Community Bank may match the participant's contribution on a dollar for dollar basis up to 100% of the participant's before-tax contribution up to a maximum contribution by Community Bank of 3% of the participant's annual salary for the year. Community Bank may also make discretionary contributions. All participant contributions and earnings are fully and immediately vested. The percentage of a participant's ownership in Community Bank's contributions vest 100% after five years of service, 20% per year, with Community Bank. However in the event of retirement, permanent disability or death, a participant will automatically become 100% vested in the value of all contributions by Community Bank and earnings thereon, regardless of the number of years of employment with Community Bank.

         Participants may invest amounts contributed to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Each participant receives an annual statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on the participant's behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. For the year ended December 31, 1999, Community Bank's contribution to the 401(k) Plan on behalf of Mr. Hurta was $0.

         Employee Stock Ownership Plan. CBCT Bancshares, Inc. intends to adopt an employee stock ownership plan for employees of CBCT Bancshares, Inc. and Community Bank to become effective upon the conversion. Employees of CBCT Bancshares, Inc. and Community Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

         As part of the conversion, it is anticipated that the employee stock ownership plan will borrow funds from CBCT Bancshares, Inc. The employee stock ownership plan will use these funds to purchase up to 8.0% of the common stock issued in the conversion. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid principally from Community Bank's contributions to the employee stock ownership plan over a period of 15 years, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be the minimum rate

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



prescribed by the Internal Revenue Code. CBCT Bancshares, Inc. may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by CBCT Bancshares, Inc. or upon the sale of treasury shares by CBCT Bancshares, Inc. These purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from CBCT Bancshares, Inc. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount CBCT Bancshares, Inc. might otherwise have contributed to the employee stock ownership plan. The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service with Community Bank prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. CBCT Bancshares, Inc.'s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

         [First Bankers Trust, Quincy, Illinois] will serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

         GAAP requires that any third party borrowing by the employee stock ownership plan be reflected as a liability on CBCT Bancshares, Inc.' statement of financial condition. Since the employee stock ownership plan is borrowing from CBCT Bancshares, Inc., this obligation is not treated as a liability, but will be excluded from stockholders' equity. If the employee stock ownership plan purchases newly issued shares from CBCT Bancshares, Inc., total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

         The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.


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



         Other Stock Benefit Plans. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of the CBCT Bancshares, Inc. common stock sold in the conversion. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on CBCT Bancshares, Inc. stockholders as well as affect CBCT Bancshares, Inc.' net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the conversion, subject to continuing Texas Savings and Loan Department jurisdiction.

         Employment Agreement for Brad M. Hurta. In connection with the conversion, Community Bank intends to enter into a three-year employment agreement with Mr. Hurta. Under the employment agreement, the initial salary level will be Mr. Hurta's current salary of $70,000, and the agreement also provides for equitable participation by Mr. Hurta in Community Bank's employee benefit plans. The salary may be increased at the discretion of the board of directors. The agreement may be terminated by Community Bank at any time or by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status. In the event that Mr. Hurta's employment is terminated without cause or upon his voluntary termination following the occurrence of an event described in the preceding sentence, Community Bank would be required to honor the terms of the agreement through the expiration of the contract, including payment of then current cash compensation and continuation of employee benefits.

         The employment agreement also provides for a severance payment and other benefits if Mr. Hurta is involuntarily terminated because of a change in control of CBCT Bancshares, Inc. or Community Bank. The agreement authorizes severance payments on a similar basis if Mr. Hurta involuntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to the change in control.

         The maximum value of the severance benefits under the employment agreements is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred at December 31, 1999 Mr. Hurta would be entitled to a payment of approximately $133,630. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times of their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, CBCT Bancshares, Inc. and Community Bank would not be entitled to deduct the amount of the excess payments. The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Loans and Other Transactions with Officers and Directors

         Community Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         All loans we make to our directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Community Bank. Loans to all directors and executive officers and their associates totaled approximately $321,000 at December 31, 1999, which was 11% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 1999.

                              HOW WE ARE REGULATED

         Set forth below is a brief description of certain laws and regulations which are applicable to CBCT Bancshares, Inc. and Community Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         Legislation is introduced from time to time in the United States Congress that may affect the operations of CBCT Bancshares, Inc. and Community Bank. In addition, the regulations governing CBCT Bancshares, Inc. and Community Bank may be amended from time to time by the Texas Savings and Loan Department and the FDIC. Any such legislation or regulatory changes in the future could adversely affect CBCT Bancshares, Inc. or Community Bank. No assurance can be given as to whether or in what form any such changes may occur.

General

         Community Bank, as a Texas chartered savings bank, is subject to both state and federal regulation and oversight by the Texas Savings and Loan Department and the FDIC extending to all aspects of its operations. Community Bank also is subject to requirements established by the Federal Reserve Board. Community Bank is required to file periodic reports with the Texas Savings and Loan Department and the FDIC and is subject to periodic examinations by the Texas Savings and Loan Department and the FDIC. The investment and lending authority of Community Bank is prescribed by state laws and regulations, and Community Bank is prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Community Bank following the reorganization.

         The Texas Savings and Loan Department regularly examines Community Bank and prepares reports for the consideration of Community Bank's board of directors on any deficiencies that it may find in Community Bank's operations. The FDIC also has the authority to examine Community Bank in its role as the administrator of the Bank Insurance Fund. Community Bank's relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Community Bank's mortgage requirements. Any change in such regulations, whether by the FDIC, the Texas Savings and Loan Department or Congress, could have a material adverse impact on CBCT Bancshares, Inc. and Community Bank and their operations.

CBCT Bancshares, Inc.

         Pursuant to regulations of the Federal Reserve Board and the terms of CBCT Bancshares, Inc.'s Maryland articles of incorporation, the purpose and powers of CBCT Bancshares, Inc. are to pursue any or all of the lawful objectives of a bank holding company and to exercise any of the powers accorded to a bank holding company.

Community Bank

         General. As a state chartered savings bank, the Bank derives its authority from, and is governed by, the provisions of the Texas Savings Bank Act (the "Texas Act") and rules and regulations of the Texas Department. The Texas Act and regulations of the Texas Department are administered by the Texas Savings and Loan Commissioner (the "Commissioner").

         Investments and Deposit Accounts. The Texas Act imposes restrictions on the amounts and types of loans that may be made by a state savings bank, generally bringing these restrictions into parity with the regulation of federally chartered institutions. The manner of establishing deposit accounts and evidencing the same is prescribed, as are the obligations of the Bank with respect to withdrawals from deposit accounts and redemptions of deposit accounts.

         Branch Offices. Pursuant to the Texas Act and the regulations issued thereunder, the Commissioner may permit the Bank to establish branch offices after giving consideration to the promotion of public need, market conditions and financial and managerial capability of the Bank to establish and maintain each branch office sought. Interested parties, which include any savings and loan association or branch thereof, together with any others deemed to be interested parties by the Commissioner, are permitted to protest the establishment of such branches and may request a hearing before the Commissioner regarding this matter.

         Consolidation or Merger. The Texas Act provides that savings banks may consolidate or merge, subject to approval of the Commissioner, when the Commissioner finds that such merger or consolidation is not in restraint of trade, would not significantly curtail competition or impair other financial institutions.

         Examination. The Texas Department conducts and supervises the examination of state chartered savings banks. An insured association such as the Bank will also be examined periodically by the FDIC.

         Supervision. The Commissioner has general supervisory authority over savings banks and their holding companies. Upon his finding that a savings bank is in violation of any provision of the Act or regulations, or is engaging in unsafe or unsound practices, or is failing to maintain adequate documentary or accounting records, he may order the savings bank or its holding company to discontinue the violation or practice, or to establish necessary records. Upon failure of any savings bank, its holding company or any participating person to comply with his order, the Commissioner may issue upon the violating party (i) an order to cease and desist from continuing such a particular action, (ii) a removal or prohibition order suspending or prohibiting the person participating in such violation from the affairs of the savings bank, (iii) an order requiring divestiture of control of the savings bank, (iv) an order requiring the payment of a civil penalty in an amount of not more than $25,000, or (v) an order placing the affairs of the savings bank under the control of a conservator who will manage the savings bank under the direction of the Commissioner. Furthermore, if it appears doubtful to the Commissioner that a savings bank subject to such a conservatorship order can be successfully rehabilitated, the Commissioner may close the savings bank and liquidate it.

         Change of Control. A change of control of a savings bank (and therefore the holding company) may not occur unless an application is made and approved by the Commissioner. For the purposes of Texas law, control shall be deemed to exist if any person owns or controls 25% or more of the voting securities of a savings bank. Similar to federal law, there is a presumption of control if any person owns or controls 10% or more of the voting securities of the savings bank

         Holding Companies. The Commissioner also has the authority to regulate and examine the holding companies of Texas chartered savings banks. Each holding company is required by Texas law to register with the Commissioner within 90 days after becoming a holding company. Such holding companies, like that of the Bank, must file with the Commissioner reports concerning its operations. The Commissioner also has enforcement powers over such holding companies similar to those applicable to savings banks.

         Applicable Corporate Law. In addition to the laws of Texas specifically governing savings banks and their holding companies, the Bank and Horizon are also subject to Texas corporate law, to the extent such law does not conflict with the laws specifically governing savings banks and their holding companies.

Insurance of Accounts and Regulation by the FDIC

         Community Bank is a member of the Bank Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Bank Insurance Fund or the Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Bank Insurance Fund will be less than the designated reserve ratio of 1.25% of Bank Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC.

Community Reinvestment Act

         Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Community Bank may be required to devote additional funds for investment and lending in its local community. Community Bank was examined for Community Reinvestment Act compliance as of May 11, 1999, and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Community Bank include CBCT Bancshares, Inc. and any company which is under common control with Community Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

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



         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the regulators. These conflict of interest regulations and other statutes also impose restrictions on loans to these persons and their related interests. Among other things, these loans must generally be made on terms substantially the same as loans to unaffiliated individuals.

Federal Securities Law

         The stock of CBCT Bancshares, Inc. is registered with the SEC under the Securities Exchange Act of 1934, as amended. CBCT Bancshares, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

         CBCT Bancshares, Inc. stock held by persons who are affiliates of CBCT Bancshares, Inc. may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If CBCT Bancshares, Inc. meets specified current public information requirements, each affiliate of CBCT Bancshares, Inc. will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 1999, Community Bank was in compliance with these reserve requirements.

         Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         Community Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks, that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Community Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas. At December 31, 1999, Community Bank had $496,400 in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Community Bank has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years such dividends have averaged 5.84% and were 5.44% for 1999.

         Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Community Bank's Federal Home Loan Bank stock may result in a corresponding reduction in Community Bank's capital.

         For the year ended December 31, 1999, dividends paid by the Federal Home Loan Bank of Dallas to Community Bank totaled $26,100, as compared to $26,800 for 1998.

                                    TAXATION

Federal Taxation

         General. CBCT Bancshares, Inc. and Community Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to CBCT Bancshares, Inc. or Community Bank. Community Bank's federal income tax returns have been closed without audit by the IRS through its year ended December 31, 1996.

         Following the conversion, CBCT Bancshares, Inc. anticipates that it will file a consolidated federal income tax return with Community Bank commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by CBCT Bancshares, Inc. to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

         Method of Accounting. For federal income tax purposes, Community Bank currently reports its income and expenses on the cash method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

         Bad Debt Reserves. Prior to the Small Business Job Protection Act, Community Bank was permitted to establish a reserve for bad debts under the percentage of taxable income method and to make annual additions to the reserve utilizing that method. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations of Community Bank's size may now use the experience method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires Community Bank to recapture, over a six year

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



period, the excess of tax bad debt reserves at December 31, 1997 over those established as of the base year reserve balance as of December 31, 1987. The amount of such reserve subject to recapture as of December 31, 1999 for Community Bank is approximately $13,000.

         Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended December 31, 1997, were subject to recapture into taxable income should Community Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Community Bank make certain non-dividend distributions or cease to maintain a thrift/bank charter.

         Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Community Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years. At December 31, 1999, Community Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. CBCT Bancshares, Inc. may eliminate from its income dividends received from Community Bank as a wholly owned subsidiary of CBCT Bancshares, Inc. if it elects to file a consolidated return with Community Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

         The State of Texas does not have a corporate income tax, but it does have a corporate franchise tax. Prior to January 1, 1992, savings banks had been exempt from the corporate franchise tax. The tax for the year 1999 is the higher of 0.25% of taxable capital, usually the amount of paid in capital plus retained earnings, or 4.5% of "net taxable earned surplus." "Net taxable earned surplus" is net income for federal income tax purposes increased by the compensation of directors and executive officers and decreased by interest on obligations guaranteed by the U.S. government. Net income cannot be reduced by net operating loss carryforwards from years prior to 1991, and operating loss carryovers are limited to five years.

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



                           RESTRICTIONS ON ACQUISITION
                   OF CBCT BANCSHARES, INC. AND COMMUNITY BANK

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire CBCT Bancshares, Inc., Community Bank or their respective capital stock are described below. Also discussed are certain provisions in CBCT Bancshares, Inc.'s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire CBCT Bancshares, Inc.

Federal Law

         CBCT Bancshares, Inc. has filed with the SEC a registration statement under the Securities Act, for the registration of CBCT Bancshares, Inc. common stock to be issued pursuant to the conversion. Upon completion of the conversion, CBCT Bancshares, Inc. common stock will be registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended. CBCT Bancshares, Inc. will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act, including periodic reports and quarterly and annual financial data.

         The registration under the Securities Act of shares of CBCT Bancshares, Inc. common stock to be issued in the conversion does not cover the resale of such shares. Shares of CBCT Bancshares, Inc. common stock purchased by persons who are not affiliates of CBCT Bancshares, Inc. may be sold without registration. Shares purchased by an affiliate of CBCT Bancshares, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act. If CBCT Bancshares, Inc. meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of CBCT Bancshares, Inc. who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of CBCT Bancshares, Inc. or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Articles of Incorporation and Bylaws of CBCT Bancshares, Inc.

         The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of CBCT Bancshares, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the articles of incorporation and bylaws.

         Directors. Certain provisions of CBCT Bancshares, Inc.'s articles of incorporation and bylaws will impede changes in majority control of the board of directors. CBCT Bancshares, Inc.'s articles of incorporation provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of CBCT Bancshares, Inc.'s board. CBCT Bancshares, Inc.'s articles of incorporation also provide that the size of the board of directors may be increased or decreased only by a majority vote of the whole board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions on Call of Special Meetings. The articles of incorporation of CBCT Bancshares, Inc. provides that a special meeting of stockholders may be called only through a resolution of the board of directors and only for business as directed by the board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. CBCT Bancshares, Inc.'s articles of incorporation do not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The articles of incorporation of CBCT Bancshares, Inc. authorizes 1,000,000 shares of serial preferred stock, $.01 par value. CBCT Bancshares, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights, which could be multiple or as a separate class, and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of CBCT Bancshares, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If CBCT Bancshares, Inc. issued any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the board deems to be in the best interests of CBCT Bancshares, Inc. and its stockholders.

         Limitation on Voting Rights. The articles of incorporation of CBCT Bancshares, Inc. provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This limitation would not stop any person from soliciting or voting proxies from other beneficial owners for more than 10% of the common stock. This includes shares beneficially owned by any affiliate of a person, shares which a person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which a person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by directors, officers and employees of Community Bank or CBCT Bancshares, Inc. This provision will be enforced by the board of directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain Business Combinations. CBCT Bancshares, Inc.'s articles of incorporation require that certain business combinations, including transactions initiated by management, between CBCT Bancshares, Inc., or any majority-owned subsidiary thereof, and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of CBCT Bancshares, Inc., (ii) be approved by two-thirds of the board of directors (i.e., persons serving prior to the 10% stockholder reaching that ownership level) or (iii) involve consideration per share generally equal to that paid by the 10% stockholder when it acquired its block of stock.

         It should be noted that, since the board and management intend to purchase approximately $477,000 of the shares offered in the conversion and may control the voting of additional shares through the ESOP and proposed restricted stock plan and stock option plan, the board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendments to the Articles of Incorporation and Bylaws. Amendments to CBCT Bancshares, Inc.'s articles of incorporation must be approved by CBCT Bancshares, Inc.'s board of Directors and also by a majority of the outstanding shares of CBCT Bancshares, Inc.'s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for amendment of certain provisions, including provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation.

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of CBCT Bancshares, Inc.'s Articles of Incorporation and Bylaws. We believe that the provisions described above are prudent and will reduce CBCT Bancshares, Inc.'s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interest of Community Bank and of CBCT Bancshares, Inc. CBCT Bancshares, Inc.'s board will be in the best position to determine the true value of CBCT Bancshares, Inc. and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, we believe that it is in the best interests of CBCT Bancshares, Inc. and its stockholders to encourage potential acquirors to negotiate directly with the board of directors of CBCT Bancshares, Inc. and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of CBCT Bancshares, Inc. and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for CBCT Bancshares, Inc. and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of CBCT Bancshares, Inc.'s assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could result in CBCT Bancshares, Inc. no longer being a reporting company with the SEC and therefore deprive CBCT Bancshares, Inc.'s remaining stockholders of the benefits of the disclosure requirements of the Federal securities laws.

         Despite our belief as to the benefits to stockholders of these provisions of CBCT Bancshares, Inc.'s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by CBCT Bancshares, Inc.'s board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also render the removal of CBCT Bancshares, Inc.'s board of directors and of management more difficult. CBCT Bancshares, Inc. will enforce the voting limitation provisions of the articles of incorporation in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. We, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the conversion, CBCT Bancshares, Inc. may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Maryland corporation. CBCT Bancshares, Inc. does not presently intend to propose the adoption of further restrictions on the acquisition of CBCT Bancshares, Inc.'s equity securities.

Benefit Plans

         In addition to the provisions of CBCT Bancshares, Inc.'s articles of incorporation and bylaws described above, certain benefit plans of CBCT Bancshares, Inc. and Community Bank adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the board of directors of Community Bank might conclude are not in the best interests of CBCT Bancshares, Inc., CBCT Bancshares, Inc. and Community Bank or CBCT Bancshares, Inc.'s stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of CBCT Bancshares, Inc. or Community Bank, see "Management - Benefits."

                         DESCRIPTION OF CAPITAL STOCK OF
                              CBCT BANCSHARES, INC.

General

         CBCT Bancshares, Inc. is authorized to issue four million shares of common stock having a par value of $0.01 per share and one million shares of preferred stock having a par value of $0.01 per share. CBCT Bancshares, Inc. currently expects to issue up to a maximum of 264,500 shares of common stock, or 304,175 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the conversion. Each share of CBCT Bancshares, Inc.'s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of CBCT Bancshares, Inc.'s capital stock which are deemed material to an investment decision with respect to the conversion.

         The common stock of CBCT Bancshares, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Distributions. CBCT Bancshares, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See "Our Policy Regarding Dividends." The holders of common stock of CBCT Bancshares, Inc. will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of CBCT Bancshares, Inc. out of funds legally available therefor. If CBCT Bancshares, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon the effective date of the conversion, the holders of common stock of CBCT Bancshares, Inc. will possess exclusive voting rights in CBCT Bancshares, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of CBCT Bancshares, Inc. and Community Bank." If CBCT Bancshares, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of Community Bank, CBCT Bancshares, Inc., as holder of Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Community Bank, including all deposit accounts and accrued interest thereon, all assets of Community Bank available for distribution. In the event of liquidation, dissolution or winding up of CBCT Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of CBCT Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Rights to Buy Additional Shares. Holders of the common stock of CBCT Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if CBCT Bancshares, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

         None of the shares of CBCT Bancshares, Inc.'s authorized preferred stock will be issued in the conversion. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. CBCT Bancshares, Inc. has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for CBCT Bancshares, Inc. common stock is
   ----------------------------.

                                     EXPERTS

         Our consolidated financial statements for the year ended December 31, 1999 included in this prospectus have been audited by the independent accounting firm of Padgett, Stratemann & Co., L.L.P. Our consolidated financial statements for the years ended December 31, 1998 and 1997 have been audited by the independent accounting firm Seidel Schroeder & Company. As set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon the reports of these firms given upon their authority as experts in accounting and auditing.

         Ferguson & Company has consented to the publication herein of the summary of its report to Community Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion has been passed upon for Community Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Community Bank and CBCT Bancshares, Inc. The Texas income tax consequences of the conversion will be passed upon for Community Bank by Olive LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Selman, Munson & Lerner, P.C., Austin, Texas.

                             ADDITIONAL INFORMATION

         CBCT Bancshares, Inc. has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including CBCT Bancshares, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. Community Bank also maintains a website (www.cbank1.com) which contains various information about Community Bank.

         In connection with the conversion, CBCT Bancshares, Inc. has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, CBCT Bancshares, Inc. and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, CBCT Bancshares, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

         A copy of the plan of conversion, the articles of incorporation and the charter and bylaws of CBCT Bancshares, Inc. and Community Bank are available without charge from Community Bank. Requests for such information should be directed to: Stockholder Relations, Community Bank, 312 Main Street, Smithville, Texas 78957.

                      COMMUNITY BANK OF CENTRAL TEXAS, ssb

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page

Independent Auditors' Report................................................F-2

Consolidated Balance Sheet as of December 31, 1999 and 1998.................F-3

Consolidated Statement of Income for the Years Ended
  December 31, 1999, 1998 and 1997...........................................46

Consolidated Statement of Equity Capital for the Years Ended
  December 30, 1999, 1998 and 1997..........................................F-4

Consolidated Statement of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................................F-5

Notes to Consolidated Financial Statements..................................F-7


         All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

         The financial statements of CBCT Bancshares, Inc. have been omitted because CBCT Bancshares, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

                          Independent Auditors' Report




The Board of Directors
Community Bank of Central Texas and Subsidiary
Smithville, Texas

         We have audited the accompanying consolidated balance sheet of Community Bank of Central Texas and Subsidiary as of December 31, 1999, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Community Bank of Central Texas and Subsidiary for the years ended December 31, 1998 and 1997 were audited by other auditors whose report, dated February 19, 1999, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Central Texas and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Padgett, Stratemann & Co.

Certified Public Accountants
January 13, 2000

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
Community Bank of Central Texas and Subsidiary
Smithville, Texas


We have audited the accompanying consolidated statements of financial conditions of Community Bank of Central Texas and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Central Texas and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in Schedule I and II is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


                                   /s/ SEIDEL SCHROEDER & COMPANY

February 19, 1999

                 Community Bank of Central Texas and Subsidiary

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998


                                Assets
                                                                                1999             1998
Cash and cash equivalents:                                               ---------------- --------------
Cash and noninterest bearing due from banks                              $     561,388     $     96,349
Interest bearing due from banks                                              1,691,432        2,853,510
                                                                         -------------     ------------
Total cash and cash equivalents                                              2,252,820        2,949,859

Securities available for sale                                               16,277,090        7,476,467
Securities to be held to maturity (fair value of $5,974,165 in 1998)                 -        6,013,250
Federal Home Loan Bank stock -- at cost                                        496,400          470,300
Loans held for sale                                                            363,325          349,432
Loans -- net allowance for loan losses of $198,683
($180,697 in 1998)                                                          21,693,104       20,890,237
Bank premises and equipment -- net                                           1,355,082        1,389,867
Accrued interest receivable                                                    253,342          225,982
Prepaid expenses and other assets                                              141,959           63,954
                                                                         -------------     ------------
                                                                         $  42,833,122     $ 39,829,348
                                                                         =============     ============
                        Liabilities and Equity
Liabilities
Deposits:
Noninterest bearing                                                      $     377,094    $     199,805
Interest bearing                                                            31,977,075       31,937,934
                                                                         -------------     ------------
Total deposits                                                              32,354,169       32,137,739

Advances from borrowers for taxes and insurance                                 46,810           39,230
Advances from Federal Home Loan Bank                                         7,392,134        4,000,000
Accrued interest payable and other liabilities                                  40,710          309,209
                                                                         -------------     ------------
Total liabilities                                                           39,833,823       36,486,178

Equity
Retained earnings                                                            3,213,922        3,046,240
Accumulated other comprehensive income (loss)                                (214,623)          296,930
                                                                         -------------     ------------
Total equity                                                                 2,999,299        3,343,170
                                                                         -------------     ------------
                                                                         $  42,833,122     $ 39,829,348
                                                                         =============     ============

Notes to consolidated financial statements form an integral part of these statements.

                 Community Bank of Central Texas and Subsidiary

                  Consolidated Statements of Changes in Equity

                  Years Ended December 31, 1999, 1998, and 1997

                                                                                    Accumulated
                                                                                       Other
                                                                    Retained       Comprehensive
                                                                    Earnings       Income (Loss)         Total
                                                                 ---------------  ------------------  ----------
Balance at January 1, 1997                                         $2,658,243         $138,675        $2,796,918

Comprehensive income:
Net income -- year ended December 31, 1997                            175,693                -           175,693
Change in net unrealized gain on securities available for
sale, net of reclassification adjustment and tax effect                    -            54,341            54,341
                                                                   ----------         --------        ----------
Total comprehensive income                                            175,693           54,341           230,034
                                                                   ----------         --------        ----------
Balance at December 31, 1997                                        2,833,936          193,016         3,026,952

Comprehensive income:
Net income -- year ended December 31, 1998                            212,304                -           212,304
Change in net unrealized gain on securities available for
sale, net of reclassification adjustment and tax effect                    -           103,914           103,914
                                                                   ----------         --------        ----------
Total comprehensive income                                            212,304          103,914           316,218
                                                                   ----------         --------        ----------
Balance at December 31, 1998                                        3,046,240          296,930         3,343,170

Comprehensive income:
Net income -- year ended December 31, 1999                            167,682                -           167,682
Change in net unrealized loss on securities available for
sale, net of reclassification adjustment and tax effect                    -          (511,553)         (511,553)
                                                                   ----------         --------        ----------
Total comprehensive income (loss)                                     167,682         (511,553)         (343,871)
                                                                   ----------         --------        ----------
Balance at December 31, 1999                                       $3,213,922      $  (214,623)       $2,999,299
                                                                   ==========         ========        ==========











Notes to consolidated financial statements form an integral part of these statements.

                 Community Bank of Central Texas and Subsidiary

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1999, 1998, and 1997


                Increase (Decrease) in Cash and Cash Equivalents

                                                                1999               1998               1997
Cash Flows From Operating Activities                       --------------     -------------      ------------
Net income                                                 $    167,682       $    212,304       $    175,693
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization                                   107,437             77,123             60,814
Net gains on sales of securities                                (76,091)           (30,396)                 -
Provision for loan losses                                             -                  -              3,253
Deferred income taxes                                            12,265             (1,136)            19,940
Federal Home Loan Bank stock dividends                          (26,100)           (26,800)           (25,300)
Net change in:
Loans held for sale                                             (13,893)          (341,516)                 -
Accrued interest receivable and other assets                    (80,580)              (781)            (4,171)
Accrued interest payable and other liabilities                  (35,016)           (29,337)            90,315
Other -- net                                                      1,975            (49,944)           (18,494)
                                                           ------------       ------------       ------------
Net cash provided by (used in) operating activities              57,679           (190,483)           302,050
                                                           ------------       ------------       ------------
Cash Flows From Investing Activities
Net change in interest-bearing deposits in banks                      -            500,000           (500,000)
Activity in available-for-sale securities:
Sales                                                         1,867,884            224,917                  -
Maturities and prepayments                                    2,217,707            566,965            534,854
Purchases                                                    (4,227,401)       (5,299,211)                  -
Activity in held-to-maturity securities:
Maturities and prepayments                                    1,465,074          1,724,214          1,179,565
Purchases                                                    (4,853,824)          (993,750)                 -
Loan originations and collections -- net                       (784,907)           489,753         (3,247,863)
Capital expenditures                                            (47,815)          (353,585)           (45,057)
Proceeds from sale of foreclosed assets                               -                  -             16,226
                                                           ------------       ------------       ------------
Net cash used in investing activities                        (4,363,282)        (3,140,697)        (2,062,275)
                                                           ------------       ------------       ------------



Notes to consolidated financial statements form an integral part of these statements.

                 Community Bank of Central Texas and Subsidiary

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1999, 1998, and 1997


                Increase (Decrease) in Cash and Cash Equivalents

                                                          1999              1998             1997
                                                       -----------      ------------    ------------
Cash Flows From Financing Activities
Net change in deposits                                 $   216,430       $1,916,786     $   241,104
Proceeds of Federal Home Loan Bank advances              4,000,000        4,000,000               -
Repayment of Federal Home Loan Bank advances              (607,866)               -               -
Other -- net                                                     -           (6,864)        (12,240)
                                                       -----------       ----------     -----------
Net cash provided by financing activities              $ 3,608,564       $5,909,922     $   228,864
                                                       -----------       ----------     -----------
Net increase (decrease) in cash
and cash equivalents                                      (697,039)       2,578,742      (1,531,361)



Cash and cash equivalents at beginning of year           2,949,859          371,117       1,902,478
                                                       -----------       ----------     -----------
Cash and cash equivalents at end of year               $ 2,252,820       $2,949,859     $   371,117
                                                       ===========       ==========     ===========

             Schedules of Other Cash Flow Information

Interest paid on deposits and borrowed funds           $ 1,882,031       $1,544,909     $ 1,484,138
                                                       ===========       ==========     ===========
Income taxes paid (refunded)                           $   118,614       $  128,804     $   (17,983)
                                                       ===========       ==========     ===========












Notes to consolidated financial statements form an integral part of these statements.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies

The accounting and reporting policies of Community Bank of Central Texas (Bank) and its wholly-owned subsidiary, Central State Service Corporation, conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and deferred tax assets. Following is a summary of the Bank's more significant accounting and reporting policies:

Organization and Charter

The Bank is chartered in the state of Texas as a state savings bank. It is currently organized as a mutual form of organization, so it does not have any stock investors or ownership. However, the Bank plans to convert to a stock company in 2000 (see note 14).

Comprehensive Income

The Bank adopted SFAS No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, and gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank's net income or equity.

Consolidation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Central State Service Corporation. Central State Service Corporation was formed to engage in securities brokerage activities through a third party. Effective in December 1998, these activities were transferred to the Bank's accounts and the subsidiary became inactive. All significant intercompany balances and transactions have been eliminated in consolidation.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies (continued)

Business

The Bank provides a variety of financial services to individuals and small businesses through its office in Smithville, Texas. Its primary deposit products are savings and term certificate accounts, and its primary lending products are residential mortgage loans, commercial real estate loans, and consumer installment loans.

Significant Group Concentrations of Credit Risk

Most of the Bank's activities are with customers located in Bastrop County, Texas and surrounding counties. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.

Securities

The Bank's investments in securities are classified in three categories and accounted for as follows:

         Trading Securities. Government bonds held principally for resale in the near term and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Bank did not have any securities classified as trading during 1999 or 1998.

         Securities to Be Held to Maturity. Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

         Securities Available for Sale. Securities available for sale are recorded at fair value and consist of bonds, notes, and debentures not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported in other comprehensive income, net of tax effect. Gains and losses on the sale of securities available for sale are determined using the specific-identification method and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies (continued)

Securities (continued)

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies (continued)

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized on straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives range from 3 to 30 years.

Pension Costs and Postretirement Benefits

Pension costs under the Bank's 401(k) plan are charged to salaries and employee benefits expense and are funded as accrued.

The Bank does not have any postretirement benefit obligations.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Cash and Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and noninterest and interest bearing due from banks.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit under mortgage, construction, and consumer line of credit loans. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Derivative Financial Instruments

The Bank does not utilize derivative financial instruments as part of its asset/liability management.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Reclassifications

Certain amounts have been reclassified from prior presentations at December 31, 1998 and 1997 to conform to classifications at December 31, 1999. There is no effect on previously reported net income or retained earnings.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


2.       Investment Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:


                                                             December 31, 1999
                                        ----------------------------------------------------
                                                         Gross         Gross    Approximate
                                           Amortized  Unrealized    Unrealized     Fair
                                             Cost        Gains        Losses       Value
                                        ------------- ---------- ------------- -------------
Securities Available for Sale

Debt securities:
State and municipal                       $   145,000   $  2,938    $      -   $   147,938
Mortgage-backed                            16,452,470      2,097     556,602    15,897,965
                                          -----------   --------    --------   -----------
Total debt securities                      16,597,470      5,035     556,602    16,045,903

Marketable equity securities                    4,806    226,381           -       231,187
                                          -----------   --------    --------   -----------
                                          $16,602,276   $231,416    $556,602   $16,277,090
                                          ===========   ========    ========   ===========

                                                          December 31, 1998
                                          ------------------------------------------------
Securities Available for Sale
Debt securities:
Mortgage- backed                          $ 7,020,379   $ 34,811    $ 24,118   $ 7,031,072
Marketable equity securities                    6,768    438,627           -       445,395
                                          -----------   --------    --------   -----------
                                          $ 7,027,147   $473,438    $ 24,118   $ 7,476,467
                                          ===========   ========    ========   ===========
Securities to Be Held to
Maturity

Debt securities:
State and municipal                       $   175,000   $      -           -   $   175,000
Mortgage-backed                             5,838,250      7,806      46,891     5,799,165
                                          -----------   --------    --------   -----------
                                          $ 6,013,250   $  7,806    $ 46,891   $ 5,974,165
                                          ===========   ========    ========   ===========


                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


2.       Investment Securities (continued)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1999 follows:


                                           Amortized             Fair
                                             Cost                Value
                                        --------------       -------------

Within one year                          $    35,000           $    35,365
Over one year through five years             110,000               112,573
                                         -----------           -----------
                                             145,000               147,938
Mortgage-backed securities                16,452,470            15,897,965
                                         -----------           -----------
                                         $16,597,470           $16,045,903
                                         ===========           ===========

None of the Bank's investment securities were pledged at December 31, 1999 or 1998.

For the years ended December 31, 1999, 1998, and 1997, proceeds from sales of securities available for sale amounted to $1,867,884, $224,917, and $0, respectively. Gross realized gains amounted to $126,091, $30,396, and $0, respectively. Gross realized losses amounted to $50,000, $0, and $0, respectively. The tax provision applicable to these net realized gains and losses amounted to $25,871, $10,335, and $0, respectively.

During the year ended December 31, 1999, the Bank adopted the provisions of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In connection with the adoption, the Bank transferred all of its investment securities classified as held-to-maturity to the available-for-sale category. At the date of transfer, the securities transferred had an amortized cost of $9,412,000, a fair value of $9,254,000, and an unrealized loss of $158,000. The transfer was made to increase the ability of the Bank to manage its investments securities portfolio in order to achieve its asset/liability management goals. The adoption of FASB Statement No. 133 did not affect any other accounting policies of the Bank.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


3.       Loans and Allowance for Loan Losses

A summary of the balances of loans follows:


                                               December 31,
                                     -------------------------------
                                        1999                 1998
                                     ------------        -----------
Mortgage loans on real estate:
Residential 1-4 family               $12,068,681         $14,009,636
Commercial                             3,582,000           2,940,000
Construction                           2,343,987           1,716,102
Second mortgages                               -              13,776
Equity lines of credit                   127,000              68,000
                                     -----------         -----------
                                      18,121,668          18,747,514
Commercial loans                         412,825                   -
Consumer installment loans             4,353,523           3,294,975
                                     -----------         -----------
                                      22,888,016          22,042,489
Less:
Allowance for loan losses                198,683             180,697
Unadvanced loan funds                    953,911             932,279
Net deferred loan fees                    42,318              39,276
                                     -----------         -----------
                                     $21,693,104         $20,890,237
                                     ===========         ===========

At December 31, 1999 and 1998, the Bank's loans secured by 1-4 family residences were pledged as collateral for advances received from the Federal Home Loan Bank (see note 8).

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


3.       Loans and Allowance for Loan Losses (continued)

An analysis of the allowance for loan losses follows:


                                                Years Ended December 31,
                                            --------------------------------
                                               1999       1998       1997
                                            ---------- ---------- ----------

Balance at beginning of year                 $180,697   $157,345   $157,149
Provision for loan losses                           -          -      3,253
Loans charged off                             (12,305)         -     (3,057)
Recoveries of loans previously charged off     30,291     23,352         -
                                             --------   --------   --------
Balance at end of year                       $198,683   $180,697   $157,345
                                             ========   ========   ========

At December 31, 1999 and 1998, the Bank had loans of $0 and $18,726, respectively, that were classified as impaired without a valuation allowance. During 1999, 1998, and 1997, the average balance of these loans was $0, $19,006, and $19,547, respectively. During 1999, 1998, and 1997, interest income was recognized on a cash basis on these loans amounting to $0, $1,380, and $1,302, respectively.

Loans on which the accrual of interest has been discontinued amounted to $60,000 and $86,687 as of December 31, 1999 and 1998, respectively, for which impairment has not been recognized. If interest on the loans had been recognized at the original interest rates, interest income would have increased $1,475, $3,055, and $862 for the years ended December 31, 1999, 1998, and 1997, respectively.

No additional funds are committed to be advanced in connection with impaired or nonaccrual loans.


4.       Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage and other loans serviced for others was $5,278,102 and $2,971,334 at December 31, 1999 and 1998, respectively.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


4.       Servicing (continued)

The balance of capitalized servicing rights included in prepaid expenses and other assets at December 31, 1999 and 1998 was $72,753 and $39,910, respectively. There is no valuation allowance related to these amounts. The fair value of these rights approximates their book value, using fair value calculations with a discount rate of 8% and an estimated life of seven years.

For the years ended December 31, 1999 and 1998, $43,053 and $41,874 of servicing rights were capitalized, respectively, and amortization was $10,210 and $1,964, respectively. There were no servicing rights capitalized or amortized during the year ended December 31, 1997.


5.       Bank Premises and Equipment

Components of bank premises and equipment included in the consolidated balance sheets were as follows:


                                                     December 31,
                                       -------------------------------------
                                           1999                     1998
                                       --------------           ------------
Land                                   $   336,054              $   336,054
Buildings                                1,072,324                1,072,908
Equipment and furniture                    282,678                  260,991
                                       -----------              -----------
                                         1,691,056                1,669,953
Less accumulated depreciation              335,974                  280,086
                                       -----------              -----------
                                       $ 1,355,082              $ 1,389,867
                                       ===========              ===========

Depreciation expense for the years ended December 31, 1999, 1998, and 1997 amounted to $65,363, $52,221, and $45,408, respectively.

The Bank did not have any significant long-term lease obligations at December 31, 1999.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


6.       Foreclosed Assets

The Bank had no other real estate owned or other foreclosed assets at December 31, 1999 or 1998.


7.       Deposits

The aggregate amount of certificates of deposit (CDS), each with a minimum denomination of $100,000, was $2,899,244 at December 31, 1999 ($3,004,735 in
1998).

At December 31, 1999 the scheduled maturities of CDS are as follows:


Year ending December 31,

         2000                      $20,364,855
         2001                        3,598,777
         2002                        1,391,401
                                   -----------
                                   $25,355,033
                                   ===========

8.       Advances From Federal Home Loan Bank

Advances received from the Federal Home Loan Bank are at fixed interest rates that range from 4.97% to 5.44%. Advances are received pursuant to a collateral pledge and security agreements giving the Federal Home Loan Bank a security interest in the Bank's loans secured by 1-4 family residences.

At December 31, 1999, the scheduled repayments of principal due on outstanding advances are as follows:


Year ending December 31,

         2000                      $2,954,037
         2001                       2,007,229
         2002                       2,063,389
         2003                         367,479
                                   ----------
                                   $7,392,134
                                   ==========

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


9.       Federal Income Tax

The provision for federal income tax consisted of the following:


                                              Years Ended December 31,
                                    --------------------------------------------
                                      1999              1998              1997
                                    ------------  ----------------  ------------
Currently paid or payable            $58,843           $91,754         $66,400
Deferred                              12,265            (1,136)         19,940
                                     -------           -------         -------
                                     $71,108           $90,618         $86,340
                                     =======           =======         =======

The provision for federal income tax is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis:


                                                 Years Ended December 31,
                                            --------------------------------
                                              1999       1998        1997
                                            ---------  ----------  ---------
Tax based on statutory rate                  $81,188   $102,993     $89,091
Effect of tax-exempt income                  (12,886)    (9,657)     (4,191)
Interest and other nondeductible expenses      2,042      1,083         664
Other -- net                                     764     (3,801)        776
                                             -------   --------     -------
                                             $71,108   $ 90,618     $86,340
                                             =======   ========     =======

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


9.       Federal Income Tax (continued)

The components of the deferred income tax asset (liability) included in other assets and liabilities were as follows:


                                                          December 31,
                                                 ------------------------------
                                                     1999              1998
Deferred tax assets related to:                  -------------- ---------------
Allowance for loan losses                        $   90,673        $   89,332
Loan origination fees and costs                      12,433            12,482
Net unrealized depreciation on securities
available for sale                                  110,563                 -
                                                 ----------        ----------
                                                    213,669           101,814
Less valuation allowance                             89,332            89,332
                                                 ----------        ----------
Total deferred tax assets                           124,337            12,482
                                                 ----------        ----------
Deferred tax liabilities related to:
Depreciation                                        (21,701)          (19,491)
Cash method of accounting for tax purposes          (79,096)          (66,564)
Net unrealized appreciation on securities
available for sale                                        -          (152,389)
Other                                               (11,020)          (12,205)
                                                 ----------        ----------
Total deferred tax liabilities                     (111,817)         (250,649)
                                                 ----------        ----------
Net deferred tax asset (liability)               $   12,520        $ (238,167)
                                                 ==========        ==========

The deferred tax asset valuation allowance decreased by $1,039 during the year ended December 31, 1998.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


10.      Off-Balance Sheet Activities

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under mortgage and construction loan agreements and consumer lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following commitments to extend credit were outstanding:


                                                       December 31,
                                           -----------------------------------
                                               1999                  1998
                                           --------------       --------------
Real estate:
Fixed rate                                  $1,412,441            $2,140,397
Variable rate                                1,036,860             1,159,667
Consumer                                        49,045               110,214
                                            ----------            ----------
                                            $2,498,346            $3,410,278
                                            ==========            ==========
Amounts expected to be sold in the
secondary mortgage market                   $1,070,902            $1,433,157
                                            ==========            ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held is usually first-lien residential mortgage property.

The Bank did not have any letters of credit outstanding at December 31, 1999 and 1998.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


11.      Related Party Transactions

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates (related parties) amounting to $321,356 at December 31, 1999 and $346,243 at December 31, 1998. During the year ended December 31, 1999, total principal additions were $91,138 and total principal payments were $116,025.

Deposits from related parties held by the Bank at December 31, 1999 amounted to $363,966.

Amounts paid to related parties for products and services were $18,831, $3,964, and $354 for the years ended December 31, 1999, 1998, and 1997, respectively.


12.      Employee Benefits

The Bank has a 401(k) plan for the benefit of substantially all employees. The Bank's contribution is determined annually by the Board of Directors. The Bank contributed $4,919, $6,033, and $6,323 to the plan for the years ended December 31, 1999, 1998, and 1997, respectively.


13.      Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Bank met all capital adequacy requirements to which it is subject.

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


13.      Minimum Regulatory Capital Requirements (continued)

As of December 31, 1999, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.


                                                                               Minimum
                                                                              to Be Well
                                                          Minimum          Capitalized Under
                                                          Capital          Prompt Corrective
                                      Actual            Requirement        Action Provisions
                              -------------------- ---------------------- -------------------
                                Amount     Ratio     Amount       Ratio     Amount      Ratio
                              ---------- --------- ------------ --------- ----------- -------
December 31, 1999:
Total Capital to Risk-
Weighted Assets               $3,412,000   15.9%   $1,715,000      8.0%   $2,143,600   10.0%

Tier 1 Capital to Risk-
Weighted Assets               $3,214,000   15.0%     $857,000      4.0%   $1,286,000    6.0%

Tier 1 Capital to Average
Assets                        $3,214,000    7.8%   $1,653,000      4.0%   $2,066,500    5.0%

December 31, 1998:
Total Capital to Risk-
Weighted Assets               $3,402,000   18.7%   $1,456,000      8.0%   $1,820,000   10.0%

Tier 1 Capital to Risk-
Weighted Assets               $3,042,000   16.7%     $728,000      4.0%   $1,092,000    6.0%

Tier 1 Capital to Average
Assets                        $3,042,000    8.6%   $1,414,000      4.0%   $1,768,000    5.0%

                 Community Bank of Central Texas and Subsidiary

                   Notes to Consolidated Financial Statements


14.      Pending Conversion to a Stock Company

In December 1999, the Board of Directors of the Bank approved a plan of conversion from a mutual savings bank to a capital stock bank. The transaction is subject to approval by the various regulatory agencies. If approved, the Bank expects to conduct a stock offering during the second quarter of 2000.


No person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by CBCT Bancshares, Inc., Community
Bank or Keefe, Bruyette & Woods, Inc.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in
which such offer or solicitation is not authorized or in which the                                   UP TO
person making such offer or solicitation is not qualified to do so, or
to any person to whom it is unlawful to make such offer or                                      304,175 SHARES
solicitation  in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of CBCT Bancshares, Inc. or Community Bank since any of the
dates as of which information is furnished herein or since the date hereof.
                                 --------------                                              CBCT BANCSHARES, INC.
                                                                                         (Proposed Holding Company for
                                TABLE OF CONTENTS                                    Community Bank of Central Texas, ssb)
                                                                       Page

Summary...............................................................[___]
Risk Factors..........................................................[___]
Selected Financial and Other Data.....................................[___]
Recent Developments...................................................[___]
Management's Discussion and Analysis of
 Recent Financial Information.........................................[___]
CBCT Bancshares, Inc..................................................[___]
Community Bank Savings Bank...........................................[___]                      COMMON STOCK
How We Intend to Use the Proceeds.....................................[___]
Market for the Common Stock...........................................[___]
Our Policy Regarding Dividends........................................[___]
Pro Forma Data........................................................[___]
Comparison of Valuation and Pro Forma Information
   With No Foundation.................................................[___]                     --------------
Capitalization........................................................[___]
Community Bank Exceeds All Regulatory Capital                                                     PROSPECTUS
   Requirements.......................................................[___]                     --------------
Community Bank's Conversion...........................................[___]
Proposed Purchases by Management......................................[___]
Management's Discussion and Analysis of Financial
   Condition and Results of Operations................................[___]
Business of CBCT Bancshares, Inc......................................[___]              KEEFE, BRUYETTE & WOODS, INC.
Business of Community Bank............................................[___]
Management ...........................................................[___]
How We Are Regulated..................................................[___]
Taxation..............................................................[___]                   ____________, 2000
Restrictions on Acquisition of CBCT Bancshares, Inc.
   and Community Bank.................................................[___]
Description of Capital Stock of CBCT Bancshares, Inc..................[___]
Transfer Agent and Registrar..........................................[___]
Experts...............................................................[___]
Legal and Tax Opinions................................................[___]
Additional Information................................................[___]
Index to Consolidated Financial Statements.............................F-1

Until the later of __________, 2000 or 25 days after the commencement of the public offering, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers
          -----------------------------------------

         Article 12 of CBCT Bancshares, Inc.'s Articles of Incorporation provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of CBCT Bancshares, Inc., to the fullest extent required or permitted under Maryland law. In addition,
Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law.
Article 12 also provides CBCT Bancshares, Inc. with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, CBCT Bancshares, Inc. shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under
Article 12.

         Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with "active and deliberate dishonesty," (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

         Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

         Maryland law further provides that unless otherwise provided in the corporation's Articles of Incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Articles of Incorporation do not otherwise provide a bar against mandatory indemnification.

         Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.

Item 25.  Other Expenses of Issuance and Distribution
          -------------------------------------------

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.


Counsel fees and expenses........................................... $  95,000
Accounting fees and expenses........................................    50,000
Appraisal and business plan preparation fees and expenses...........    23,000
Conversion Agent fees and expenses..................................    10,000
Underwriting fees(1) (including financial advisory fee and expenses)    80,000
Underwriter's counsel fees and expenses.............................    25,000
Printing, postage and mailing.......................................    50,000
Registration and Filing Fees........................................    15,000
Blue Sky fees and expenses..........................................     5,000
Stock Transfer Agent and Certificates...............................     5,000
Other expenses(1)...................................................    22,000
     TOTAL..........................................................  $380,000
------------------
(1) Based on maximum of Estimated Valuation Range.

Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of the Community Bank of Central Texas, ssb, pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 27.  Exhibits and Financial Statement Schedules
          ------------------------------------------

         See the Exhibit Index filed as part of this Registration Statement.

Item 28.  Undertakings
          ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Smithville, State of Texas, on March 22, 2000.

                                       CBCT BANCSHARES, INC.

                                       By:  /s/ Brad M. Hurta
                                          --------------------------------------
                                           Brad M. Hurta, President and
                                           Chief Executive Officer
                                           (Duly Authorized Representative)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad M. Hurta his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  /s/ Brad M. Hurta                          /s/ Vernon L. Richards
-------------------------------------     --------------------------------------
Brad M. Hurta                             Vernon L. Richards
President, Chief Executive Officer        Director
    and Director (Chief Financial and
    Accounting Officer)

     March 22, 2000                             March 22, 2000
------------------------------            --------------------------------


  /s/ Clinton M. Wright                      /s/ Mike C. Maney
-------------------------------------     --------------------------------------
Clinton M. Wright                         Mike C. Maney
Director                                  Director


     March 22, 2000                             March 22, 2000
------------------------------            --------------------------------

  /s/ Gordon N. Fowler                       /s/ James A. Cowan
-------------------------------------     --------------------------------------
Gordon N. Fowler                          James A. Cowan
Director                                  Director

     March 22, 2000                             March 22, 2000
------------------------------            --------------------------------



  /s/ Rodney E. Langer                       /s/ Georgina Chronis
-------------------------------------     --------------------------------------
Rodney E. Langer                          Georgina Chronis
Director                                  Director

     March 22, 2000                             March 22, 2000
------------------------------            --------------------------------



  /s/  Barry W. Hannath
-------------------------------------
Barry W. Hannath
Director

     March 22, 2000
------------------------------

     As filed with the Securities and Exchange Commission on March 23, 2000

                                                  Registration No. 333-________








                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    EXHIBITS

                                       TO

                                    FORM SB-2

                                      UNDER

                           THE SECURITIES ACT OF 1933









                              CBCT BANCSHARES, INC.
                                 312 Main Street
                          Smithville, Texas 78957-2035

                                  EXHIBIT INDEX




Exhibits:

1.1   Letter Agreement regarding management, marketing and consulting services
1.2   Form of Agency Agreement*
2     Plan of Conversion
3.1   Articles of Incorporation of the Holding Company
3.2   Bylaws of the Holding Company
3.3   Charter of Bank in stock form
3.4   Bylaws of Bank in stock form
4     Form of Stock Certificate of the Holding Company
5     Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Stock Conversion
8.2 Opinion of Padgett, Stratemann & Co., L.L.P. with respect to Texas income tax consequences of the Stock Conversion*
10.1  Form of Employment Agreement
10.2  Letter Agreement regarding Appraisal Services and Business Plan
         Preparation*
10.3  Employee Stock Ownership Plan
21    Subsidiaries
23.1  Consent of Silver, Freedman & Taff, L.L.P.
23.2  Consent of Padgett, Stratemann & Co., L.L.P.
22.3  Consent of Seidel Schroeder & Company
23.4  Consent of Ferguson & Company
24    Power of Attorney (set forth on signature page)
27    Financial Data Schedule
99.1  Appraisal*
99.2 Proxy Statement and form of proxy to be furnished to the Bank's account holders
99.3  Stock Order Form and Order Form Instructions
99.4  Certification
99.5  Question and Answer Brochure
99.6  Advertising, Training and Community Informational Meeting
         Materials
99.7  Letter of Appraiser with respect to Subscription Rights

*  To be filed  supplementally or by amendment.